Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LIFESTORAGE, LP,

SOVRAN ACQUISITION LIMITED PARTNERSHIP,

SOLAR LUNAR SUB LLC

AND

FORTIS ADVISORS LLC, AS THE SELLERS’ REPRESENTATIVE

DATED AS OF MAY 18, 2016

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EXHIBITS

Exhibit A	-	Letter of Transmittal

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 18, 2016 (this “Agreement”), is made by and among LifeStorage, LP, a Delaware limited partnership (the “Company”), Sovran Acquisition Limited Partnership, a Delaware limited partnership (“Parent”), Solar Lunar Sub LLC, a Delaware limited liability company (“Merger Sub”), and, solely in its capacity as the Sellers’ representative, Fortis Advisors LLC, a Delaware limited liability company (the “Representative”). The Company, the Representative, Parent and Merger Sub shall be referred to herein from time to time individually as a “Party” and collectively as the “Parties”.

WHEREAS, each of the Company, Parent and Merger Sub desire, following the satisfaction or waiver of the conditions set forth in Article 7, to effect the Merger upon the terms and conditions set forth in this Agreement pursuant to which the Company shall be merged with and into Merger Sub, with Merger Sub continuing as the surviving entity in the Merger;

WHEREAS, Parent, as the sole member of Merger Sub, has determined that it is advisable and in the best interests of Merger Sub to enter into this Agreement and to consummate the Merger on the terms and conditions set forth herein; and

WHEREAS, LifeStorage Management, LLC, a Delaware limited liability company (the “General Partner”), in its capacity as the sole general partner of the Company, has determined that it is advisable to and in the best interests of the Company and the limited partners of the Company to enter into this Agreement and to consummate the Merger on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Representative, Parent and Merger Sub hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Advisory Agreement” means that certain Amended and Restated Advisory Agreement, dated October 2, 2014, by and among the Company, Storage UPREIT Advisors, LLC, Steven Fink and Robert Wallace, as amended, modified or supplemented from time to time.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliated Persons” has the meaning set forth in Section 10.15.

“Aggregate Warrant Exercise Price” means, for each Company Warrant, the aggregate dollar amount that would be paid to the Company in respect of such Company Warrant (assuming payment in full of the Exercise Price for all Series T-2 Units into which such Company Warrant could have been converted immediately prior to the Effective Time) had such Company Warrant been exercised in full by the applicable Warrant Holder in accordance with the terms thereof.

“Aggregate Warrant Per Unit Payment” means the product of (i) the applicable Per Unit Payment for a Unit issuable upon exercise of a Company Warrant immediately prior to the Effective Time multiplied by (ii) the aggregate number of Units into which all Company Warrants would have been converted had all Company Warrants been exercised in full immediately prior to the Effective Time.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Ancillary Documents” has the meaning set forth in Section 4.3.

“Base Purchase Price” means $866,200,000.00.

“Book Entry Units” has the meaning set forth in Section 3.5.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Sacramento, California are open for the general transaction of business.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Claim” has the meaning set forth in Section 9.1(a)(iii).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Statement” has the meaning set forth in Section 2.10(a).

“COBRA” has the meaning set forth in Section 6.9(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning set forth in the Partnership Agreement.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Leased Real Property” has the meaning set forth in Section 4.17(c).

“Company Material Adverse Effect” means any change, event or effect that, has a material adverse effect upon the financial condition, business, or results of operations of the Group Companies, taken as a whole, or (ii) will prevent the Group Companies from performing their material obligations hereunder or consummating the Merger or any of the transactions contemplated by this Agreement; provided, however, that any change, event or effect arising from or related to any of the following shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred: (a) conditions affecting the United States or global economy generally, (b) any earthquake, weather condition or other natural disaster or national or international political or social conditions, including acts of terrorism, sabotage, war or the outbreak or escalation of hostilities, (c) any conditions affecting United States or global credit, debt, capital, banking, securities or financial markets generally (including any disruption thereof, changes in interest or exchange rates), (d) proposed or actual changes in GAAP) or any interpretation thereof, (e) any proposed or actual changes in Law or any interpretation thereof, (f) any change that is generally applicable to the industry in which the Group Companies operate, (g) the public announcement of the transactions contemplated by this Agreement, (h) any failure by the Group Companies to meet any internal or published projections, forecasts or revenue or earnings predictions (although the underlying facts and circumstances resulting in such failure may be taken into account unless otherwise excluded from this definition of Company Material Adverse Effect), (i) the taking of any action expressly required by this Agreement and/or the Ancillary Documents, including the completion of the transactions contemplated hereby and thereby, or (j) any action taken at the written request of Parent or Merger Sub or with Parent’s or Merger Sub’s consent, which, in the case of each of clauses (a) through (e) do not materially disproportionately affect the Group Companies, taken as a whole, relative to other participants in the self-storage industry in the United States or in the geographical regions in which the Group Companies own, operate, or lease properties.

“Company Unit Certificate” has the meaning set forth in Section 3.5.

“Company Warrant” means each of (a) that certain Series T-2 Unit Purchase Warrant, dated October 2, 2014, issued by the Company to the Christopher S. Barry 2012 Family Trust, (b) that certain Series T-2 Unit Purchase Warrant, dated October 2, 2014, issued by the Company to the Dacien D. Barry 2012 Family Trust, (c) that certain Series T-2 Unit Purchase Warrant, dated October 2, 2014, issued by the Company to the Jean L. Jodoin 2012 Family Trust and (d) that certain Series T-2 Unit Purchase Warrant, dated October 2, 2014, issued by the Company to the Christine M. Jodoin 2012 Family Trust.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of March 17, 2016, by and between the Company and Sovran Acquisition, L.P. and any addendum thereto.

“Contracts” means any written legally binding contract, agreement, subcontract or lease.

“Credit Arrangements” means the Indebtedness set forth in Schedule 1.1(a).

“Debt Financing” has the meaning set forth in Section 6.13(b).

“Debt Financing Commitments” has the meaning set forth in Section 6.13(b).

“Debt Financing Party” has the meaning set forth in Section 6.13(c).

“Debt Payoff Recipients” has the meaning set forth in Section 2.10(b)(i).

“Designated Person” has the meaning set forth in Section 10.20(a).

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Effective Time” has the meaning set forth in Section 2.3.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), each Multiemployer Plan and each other employee benefit plan, program, policy or arrangement, including, but not limited to, any employment, consulting, termination, severance, change in control, separation, retention equity plan, long-term incentive plan unit or profits interest unit, outperformance, deferred compensation, bonus, incentive compensation, fringe benefits, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, in each case, that any Group Company maintains, sponsors or contributes to, other than any plan, program or arrangement sponsored by or to which contributions are mandated by any Governmental Entity.

“Environmental Laws” means all applicable Laws, in each case concerning pollution or protection of the environment, as such of the foregoing are enacted and in effect on or prior to the Closing Date.

“Environmental Permits” means any permit, license or authorization required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that, together with the Company, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchangeable Promissory Note” means that certain Exchangeable Promissory Note described in Schedule 4.6(a)(ii).

“Exchangeable Promissory Note Unit Equivalent Payment” has the meaning set forth in Section 2.10(b)(v)(A).

“Excluded Units” has the meaning set forth in Section 2.8(d).

“Exercise Price” has the meaning set forth in the applicable Company Warrant.

“Existing Representation” has the meaning set forth in Section 10.20(a).

“Exhibits” has the meaning set forth in Section 10.6.

“Expense Reimbursement Agreement” means that certain Expense Reimbursement Agreement, dated October 2, 2014, by and between the Company and TPG Real Estate II Management, LLC, as amended, modified or supplemented from time to time.

“Financial Statements” has the meaning set forth in Section 4.4.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“General Partner” has the meaning set forth in the Recitals.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any (i) federal, state, local or municipal government, (ii) governmental or quasi governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal, in each case, in the United States of America.

“Group Companies” means, collectively, the Company and each of its Subsidiaries (direct or indirect).

“Group Company IP Rights” has the meaning set forth in Section 4.12(a).

“Hazardous Substance” means any material, substance or waste that is listed, classified, regulated, characterized or otherwise defined as “hazardous,” “toxic,” “radioactive,” or “contaminant” or words of similar intent or meaning under applicable Environmental Laws, including petroleum and petroleum products, including crude oil and any fractions thereof, PCB, mold, methane, asbestos and radon.

“Income Tax” means any federal, state, local or foreign tax measured by income, receipts or net worth including, but not limited to, estimated taxes due on income, nonresident withholding taxes applicable to income and any interest, penalties or additions to such taxes, whether disputed or not.

“Income Tax Return” means a Tax Return with respect to Income Taxes.

“Indebtedness” means, with respect to any Group Company, as of any time and without duplication, (a) any indebtedness for borrowed money, including the outstanding principal amount of such borrowed money, accrued and unpaid interest thereon or arising thereunder, fees, expenses and any other payment obligations with respect thereto, (b) obligations incurred as financing for property acquired by such Person, (c) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (d) all drawn obligations under capital leases, (e) all obligations in respect of bankers acceptances or letters of credit, and (f) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, in each case whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Indemnitees” has the meaning set forth in Section 6.6(a).

“Indemnitors” has the meaning set forth in Section 6.6(b).

“Intellectual Property Rights” means all (a) patents and patent applications, along with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith, (b) trademarks, service marks and trade names, all registrations and applications therefor, and all goodwill associated with any of the foregoing, (c) copyrights and all registrations and applications therefor, (d) internet domain names, and (e) trade secrets, including any of the foregoing rights in software.

“Knowledge” means, with respect to the Company, the actual knowledge, without independent investigation (and shall in no event encompass constructively imputed or similar concepts of knowledge), of any of the following individuals: Mark Good and Keith Gee.

“Latest Balance Sheet” has the meaning set forth in Section 4.4(b).

“Law” means any applicable, statute, law, ordinance, order or regulation, in each case, of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 4.17(b).

“Letter of Transmittal” has the meaning set forth in Section 3.2(a).

“Lien” means, with respect to any asset, any mortgage, deed of trust, pledge, security interest, encumbrance, lien, charge, claim, condition, covenant, preferential arrangement, option, right of first refusal or first offer, restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset.

“Lost Certificate Affidavit” has the meaning set forth in Section 3.2(c).

“LS Portfolio” means LS Portfolio, LLC, a Delaware limited liability company.

“LS Portfolio LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of LS Portfolio, dated October 2, 2014, by and among the Company, Ricardo Beausoleil, Jennifer A. Schwartz and the other Members (as defined therein) party thereto, as amended, modified or supplemented from time to time.

“Material Contracts” has the meaning set forth in Section 4.6(a).

“Material Company Lessor Real Property Lease” has the meaning set forth in Section 4.17(c).

“Material Real Property Lease” has the meaning set forth in Section 4.17(b).

“Merger” has the meaning set forth in Section 2.1.

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“New Plans” has the meaning set forth in Section 6.9(b).

“Owned Real Property” means all real property, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Group Companies.

“Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Partnership Agreement” means that certain Fifth Amended and Restated Limited Partnership Agreement of the Company, made and entered into on October 2, 2014, by and among the General Partner and the Limited Partners (as defined in the Partnership Agreement) admitted from time to time in accordance with the terms of the Partnership Agreement, as amended, modified or supplemented from time to time.

“Party” or “Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Paying Agent” has the meaning set forth in Section 3.1.

“Paying Agent Agreement” has the meaning set forth in Section 3.1.

“PCB” has the meaning set forth in Section 4.11(g).

“Per Unit Payment” means, with respect to any Unit (including (a) any Unit into which a Company Warrant would have been converted had such Company Warrant been exercised in full immediately prior to the Effective Time and (b) any hypothetical Unit as to which payment upon a Qualified Liquidity Event is contemplated pursuant to Section 1.5(a) of the Exchangeable Promissory Note), the amount that would be distributed in respect of such Unit pursuant to Section 4.4 of the Partnership Agreement upon the consummation of a Qualified Liquidity Event that gives rise to an aggregate distribution amount equal to the calculation of the Purchase Price set forth in the Closing Statement.

“Permitted Liens” means (a) mechanic’s and materialmen’s Liens for construction in progress or that are being contested in good faith, (b) carriers’, repairers’ cashiers’, landlords’, workmen’s and warehousemen’s Liens arising or incurred in the ordinary course of business of the Group Companies for amounts that are not yet delinquent or are being contested in good faith, (b) Liens for Taxes, governmental assessments or other governmental charges not yet delinquent as of the Closing Date or which are being contested in good faith by appropriate proceedings, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that (i) are disclosed on (x) the existing title insurance policies insuring the title of a Group Company in the applicable Owned Real Property or (y) title reports, commitments or pro forma title insurance policies, in each case, that have been made available to or otherwise obtained by Parent prior to the date hereof or (ii) do not materially impair the value of the applicable Owned Real Property or materially interfere with the present uses or occupancy of such real property, (d) Liens securing the obligations of the Group Companies under the Credit Arrangements, (e) Liens granted to any lender at the Closing in connection with any financing by Parent or Merger Sub of the transactions contemplated hereby, (g) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Group Companies, (h) matters that are disclosed on a survey of the applicable real property that has been provided to Parent prior to the date hereof, (i) in the case of any leased asset (including any Leased Real Property), the rights of any lessor under the applicable Contract or any Lien granted by any lessor and (j) Liens described on Schedule 1.1(b).

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Post-Closing Matters” has the meaning set forth in Section 10.20(a).

“Post-Closing Representations” has the meaning set forth in Section 10.20(a).

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after (and excluding) the Closing Date.

“Pre-Closing Designated Persons” has the meaning set forth in Section 10.20(b).

“Pre-Closing Designated Privileges” has the meaning set forth in Section 10.20(b).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on (and including) the Closing Date.

“Prior Company Counsel” has the meaning set forth in Section 10.20(a).

“Privileged Materials” has the meaning set forth in Section 10.20(c).

“Property-Level Employees” means those employees of the Group Companies or their respective Affiliates who are identified by the Group Companies or their respective Affiliates as “in-store management employees” (whether in active status or inactive status due to an approved leave-of-absence).

“Purchase Price” means the (a) Base Purchase Price, minus (b) Seller Expenses, plus (c) Aggregate Warrant Exercise Price for each Company Warrant.

“Qualified Liquidity Event” has the meaning set forth in the Partnership Agreement.

“Released Parties” has the meaning set forth in Section 10.16.

“Releasing Parties” has the meaning set forth in Section 10.16.

“Representative” has the meaning set forth in the introductory paragraph of this Agreement.

“Representative Engagement Agreement” has the meaning set forth in Section 9.1(f).

“Representative Expenses” has the meaning set forth in Section 9.1(f).

“Representative Group” has the meaning set forth in Section 9.1(f).

“Roll-Forward Balance Sheet” means the balance sheet set forth on Schedule 1.1(c).

“Schedules” means the disclosure schedules to this Agreement.

“Sellers” means, collectively, as of immediately prior to the Effective Time, (a) each Unitholder (including Persons that hold Series C Units or Series E Preferred Units, which are to be redeemed for cash or Units pursuant to Section 2.9(b)) and (b) each Warrant Holder.

“Seller Expenses” means the aggregate amount of all costs and expenses incurred by any Group Company in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby and thereby, including (a) the amount of costs and fees payable to the third-party advisors listed on Schedule 1.1(d), (b) the amount of any transaction bonuses and severance expenses payable to any employee of a Group Company or an Affiliate of a Group Company pursuant to the arrangements in effect prior to the Closing that arise in connection with or are related, directly or indirectly, to the consummation of the transactions contemplated by this Agreement, including the Severance Policy defined on

Schedule 1.1(d) (but not including any severance or severance-related payments under any employment agreements listed on Schedule 4.5(b)), (c) any amounts payable under the Advisory Agreement, Expense Reimbursement Agreement or Tax Obligations Agreement and (d) any distributions made in accordance with the terms of the Partnership Agreement to any Unitholder of Series T-1 Units, Series T-2 Units or Series T-3 Units as a result of any payments under the Advisory Agreement, in the case of clauses (c) and (d), as a result of the consummation of the transactions contemplated hereby; provided, however, that Seller Expenses shall exclude (i) costs and expenses contemplated to be paid by Parent, Merger Sub or their respective Affiliates pursuant to this Agreement, (ii) costs and expenses incurred by any Group Company after the Closing, (iii) except for the Severance Policy as set forth on Schedule 1.1(d), all severance or severance-related payments to the extent arising from the termination of employment of any employee of a Group Company or an Affiliate of a Group Company which is effective at or following the Closing or which occurs as a result of notice of termination that is given at or following the Closing, (iv) costs and expenses of any Group Company that reduced the amount of net working capital reflected on the Roll-Forward Balance Sheet and (v) any prepayment or defeasance penalties, premiums, costs, breakage or other amounts payable upon the discharge or defeasance of the Credit Arrangements (or any other costs related to Indebtedness). As of the date hereof, the estimated aggregate amount of Seller Expenses paid prior to the date hereof are as set forth on the Roll-Forward Balance Sheet.

“Series A Convertible Preferred Units” has the meaning set forth in the Partnership Agreement.

“Series B Units” has the meaning set forth in the Partnership Agreement.

“Series B-1 Units” has the meaning set forth in the Partnership Agreement.

“Series C Units” has the meaning set forth in the LS Portfolio LLC Agreement.

“Series E Preferred Units” has the meaning set forth in the Super Portfolio LLC Agreement.

“Series M Units” has the meaning set forth in the Partnership Agreement.

“Series T-1 Units” has the meaning set forth in the Partnership Agreement.

“Series T-2 Units” has the meaning set forth in the Partnership Agreement.

“Series T-3 Units” has the meaning set forth in the Partnership Agreement.

“Special Units” has the meaning set forth in the Partnership Agreement.

“Straddle Periods” means any Tax period beginning before or on the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Super Portfolio” means Super Portfolio, LLC, a Delaware limited liability company.

“Super Portfolio LLC Agreement” means that certain Limited Liability Company Agreement of Super Portfolio, dated March 21, 2014, by and among the Company and the other Members (as defined therein) party thereto, as amended, modified or supplemented from time to time.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, net worth, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee, nonresident or other withholding, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Contest” has the meaning set forth in Section 6.2(e).

“Tax Obligations Agreement” means that certain Agreement Regarding Tax Obligations, dated October 2, 2014, by and among the Company, the General Partner, TPG RE II Hasek Holdings, LLC, Terrebonne Investments L.P., Jasper Ridge Diversified, L.P., Christopher S. Barry 2012 Family Trust, Dacien D. Barry 2012 Family Trust, Jean L. Jodoin 2012 Family Trust and Christine M. Jodoin, 2012 Family Trust, as amended, modified or supplemented from time to time.

“Tax Protection Agreement” has the meaning set forth in Section 4.6(c).

“Tax Return” means any return, declaration, report, claim for refund or information return or statement of any kind relating to Taxes, including any schedule or attachment thereto or amendment thereof, filed or required to be filed with any Governmental Entity.

“Termination Date” has the meaning set forth in Section 8.1(d).

“Totalsource Agreement” has the meaning set forth in Section 6.9(c).

“Transfer Taxes” has the meaning set forth in Section 6.2(a).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Unit” has the meaning set forth in the Partnership Agreement.

“Unitholders” means the holders of Units.

“Update” has the meaning set forth in Section 6.10.

“WARN Obligation” has the meaning set forth in Section 6.9(e).

“Warrant Holder” means each “Holder” as defined in the applicable Company Warrant.

“Waterfall Spreadsheet” means a spreadsheet prepared by the Company calculating the aggregate Per Unit Payments payable to Unitholders and Warrant Holders pursuant to this Agreement. An illustrative example of the Waterfall Spreadsheet showing the aggregate Per Unit Payment (on the tab in such example labeled “Liquidation—All Investments” in the column labeled “Total Distributions”) for each type of Unit and Company Warrant (giving effect to a Purchase Price equal to the Base Purchase Price) is set forth on Schedule 1.1(e).

ARTICLE 2

EFFECTS OF MERGER

Section 2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DRULPA and the Delaware Limited Liability Company Act, the Company shall be merged with and into Merger Sub (the “Merger”) at the Effective Time. Following the Effective Time, the separate existence of the Company shall cease and Merger Sub shall continue as the surviving entity of the Merger (the “Surviving Entity”) and shall succeed to and assume all the rights and obligations of the Company in accordance with the DRULPA.

Section 2.2 Closing of the Merger. The closing of the Merger (the “Closing”) shall take place at 9:00 a.m. Pacific Time on July 15, 2016 so long as all of the conditions set forth in Article 7 have been satisfied or waived as of such date (not including conditions which are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions), and if such conditions have not been satisfied or waived as of such date, then on the date that is three (3) Business Days after the conditions set forth in Article 7 have been satisfied or waived (not including conditions which are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions), in either case, at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, California 90071, unless another time, date or place is agreed to in writing by the parties hereto. The “Closing Date” shall be the date on which the Closing is consummated.

Section 2.3 Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (or such other date as Parent and the Company may agree), the

Parties shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in such form as required by, and in accordance with applicable provisions of, the DRULPA. The Merger shall become effective at the time that the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and time as specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

Section 2.4 Effect of the Merger. At and after the Effective Time, the Merger will have the effect set forth in this Agreement and the applicable provisions of the Certificate of Merger and the DRULPA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

Section 2.5 Certificate of Formation. From and after the Effective Time, the certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Law, in each case consistent with the obligations set forth in Section 6.6.

Section 2.6 Limited Liability Company Agreement. From and after the Effective Time, the limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Law, in each case consistent with the obligations set forth in Section 6.6.

Section 2.7 Member of the Surviving Entity. From and after the Effective Time, Parent shall continue to be the sole member of the Surviving Entity.

Section 2.8 Effect on Units. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the equity holders of any of the foregoing:

(a) Each membership interest in Merger Sub outstanding immediately prior to the Effective Time shall remain outstanding and shall be a membership interest in the Surviving Entity.

(b) Each Unit outstanding immediately prior to the Effective Time (including each Series M Unit, whether vested or unvested) shall cease to be outstanding and shall be converted into the right to receive the applicable Per Unit Payment.

(c) All Units or other equity interests in the Company and any rights to acquire any Units or other equity interests in the Company outstanding immediately prior to the Effective Time, in each case, owned by Parent, Merger Sub or the Company or any direct or indirect Subsidiary of any of them (collectively, the “Excluded Units”) shall be cancelled and extinguished and no payment shall be made with respect thereto.

Section 2.9 Treatment of the Company Warrants; Conversion of Series C Units and Series E Preferred Units.

(a) At the Effective Time, each Company Warrant shall be automatically cancelled, retired, shall cease to exist and shall be converted into the right to receive, an amount in cash equal to the difference between (i) the product of (x) the applicable Per Unit Payment multiplied by (y) the aggregate number of Units into which such Company Warrant would have been converted had such Company Warrant been exercised in full immediately prior to the Effective Time, minus (ii) the Aggregate Warrant Exercise Price of such Company Warrant.

(b) Immediately prior to the Effective Time, the Company shall cause:

(i) LS Portfolio to redeem any Series C Units in accordance with Section 6.4 of the LS Portfolio LLC Agreement (including, for the avoidance of doubt, the delivery of any notice prior to the Effective Time necessary to cause the redemption of the Series C Units immediately prior to the Effective Time); provided, that the amounts to be paid to any holder of Series C Units in respect of such redemption (whether by virtue of cash payment or issuance of Units pursuant to such Section 6.4) shall be set forth on the Waterfall Spreadsheet and paid by the Paying Agent, and (A) such holders of Series C Units shall be deemed to hold “Units” and (B) such amounts shall be deemed to be the aggregate “Per Unit Payments” in respect thereof, in each case, for purposes of the provisions hereof related to payments by the Paying Agent; and

(ii) Super Portfolio to redeem any Series E Preferred Units in accordance with Section 6.4 of the Super Portfolio LLC Agreement (including, for the avoidance of doubt, the delivery of any notice prior to the Effective Time necessary to cause the redemption of the Series E Preferred Units immediately prior to the Effective Time); provided, that the amounts to be paid to any holder of Series E Preferred Units in respect of such redemption (whether by virtue of cash payment or issuance of Units pursuant to such Section 6.4) shall be set forth on the Waterfall Spreadsheet and paid by the Paying Agent, and (A) such holders of Series E Preferred Units shall be deemed to hold “Units” and (B) such amounts shall be deemed to be the aggregate “Per Unit Payments” in respect thereof, in each case, for purposes of the provisions hereof related to payments by the Paying Agent.

Section 2.10 Purchase Price; Payments at Closing.

(a) Purchase Price. No later than three (3) Business Days prior to the Closing, the Company shall prepare and deliver to (i) Parent a statement (as such statement shall be determined in accordance with this Section 2.10(a), the “Closing Statement”) setting forth a calculation of the (A) Purchase Price, (B) Seller Expenses and (C) Aggregate Warrant Exercise Price for each Company Warrant and (ii) Parent and the Paying Agent a Waterfall Spreadsheet setting forth the aggregate Per Unit Payments for each Unitholder and Warrant Holder based on such Purchase Price. Parent shall promptly inform the Company whether Parent agrees with the calculations set forth on such statement and, if Parent does not agree, what changes the Parent believes are necessary so that the statement shall set forth the correct information determined in accordance with this Agreement. If Parent requests any modifications to the statement, the parties shall endeavor in good faith to resolve any disagreements regarding the amounts set forth on such statement; provided if that the Parties are unable to reach an agreement after such good faith discussions, the statement reflecting such modifications reasonably acceptable to the Company shall be the “Closing Statement” for purposes of this Agreement.

(b) Payments and Other Actions of Parent. At Closing, Parent shall make the following payments:

(i) to the accounts designated by the Company, by wire transfer of immediately available funds, an amount equal to the portion of the Indebtedness to be paid off or defeased at Closing owing to the lenders or other obligees under the Credit Arrangements (the recipients of such monies, being, collectively, the “Debt Payoff Recipients”), plus any prepayment or defeasance penalties, premiums, costs, breakage or other amounts payable upon the discharge or defeasance thereof at the Closing;

(ii) to the accounts designated by the Company, by wire transfer of immediately available funds, an amount equal to the portion of the Seller Expenses owing to the applicable recipient thereof, net of any required withholding Taxes;

(iii) to the account designated by the Paying Agent, by wire transfer of immediately available funds, an amount equal to the Aggregate Warrant Per Unit Payment, less the sum of the Aggregate Warrant Exercise Prices for all Company Warrants; provided, that such amount shall be distributed by the Paying Agent to the Warrant Holders in accordance with Article 3;

(iv) to the account designated by the Paying Agent, by wire transfer of immediately available funds, an amount equal to the Purchase Price set forth in the Closing Statement, less the Aggregate Warrant Per Unit Payment, less the Exchangeable Promissory Note Unit Equivalent Payment; provided, that such amount shall be distributed by the Paying Agent to the Unitholders in accordance with Article 3; and

(v) to the accounts designated by the Company, by wire transfer of immediately available funds, an aggregate amount equal to the sum of (A) the aggregate Per Unit Payments in respect of the hypothetical Common Units contemplated by Section 1.5(a) of the Exchangeable Promissory Note (such aggregate amount, the “Exchangeable Promissory Note Unit Equivalent Payment”), plus (B) the aggregate amount owed under Section 1.5(b) of the Exchange Promissory note to the holders of the Exchangeable Promissory Note.

Section 2.11 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

Section 2.12 Withholding. The Paying Agent, Parent, Merger Sub and their respective Affiliates shall not be entitled to deduct and withhold any amount from the Purchase Price otherwise payable to any Person pursuant to this Agreement, except such amounts as the Paying Agent, Parent, Merger Sub and their respective Affiliates are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, as a result of a change in Law after the date hereof or such Person’s failure to provide an affidavit in accordance with Treasury Regulations Section 1.1445-2(b) certifying such Person’s non-foreign status or by reason of the compensatory nature of such payment. To the extent that such amounts are so withheld in accordance with the forgoing sentence and paid over to the proper Governmental Entity, such withheld and deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such amounts were deducted and withheld.

Section 2.13 Tax Treatment. For U.S. federal income tax purposes, the Parties agree to treat the Merger (i) with respect to the Sellers as a sale of all outstanding equity interests in the Company by Sellers to Parent and (ii) with respect to the Parent as an acquisition of all of the Company’s assets, in each case in accordance with Revenue Ruling 99-6, Situation 2, and shall file all tax returns consistent with such treatment.

ARTICLE 3

EXCHANGE OF UNITS

Section 3.1 Paying Agent. Prior to the Effective Time, the Company shall designate an entity to serve as paying agent for purposes of this Agreement (the “Paying Agent”) pursuant to a paying agent agreement to be entered into among Parent, the Company and the Paying Agent prior to the Closing Date (the “Paying Agent Agreement”). All fees and expenses of the Paying Agent shall be borne by Parent.

Section 3.2 Exchange of Units; Warrant Holders.

(a) As promptly as practicable after the date of this Agreement, the Paying Agent shall mail to each holder of record of Units a letter of transmittal in substantially the form attached hereto as Exhibit A, with such changes as the Paying Agent shall reasonably request (the “Letter of Transmittal”), to be completed and delivered by each Unitholder to effect the exchange of such Unitholder’s Units for the payment of the applicable Per Unit Payment for each Unit represented thereby, without any interest thereon. Upon completion and delivery of a duly executed Letter of Transmittal, together with the surrender of the applicable Company Unit Certificate (if applicable) and such other documents as the Paying Agent shall reasonably require, the Unitholder shall be entitled to receive in exchange therefor a check or wire transfer in the amount equal to the applicable Per Unit Payment with respect to such Unitholder’s Units and in accordance with the Waterfall Spreadsheet delivered by the Company to the Paying Agent pursuant to Section 2.10(a)(ii). With respect to any Unitholder that has submitted to the Company or the Paying Agent, a duly completed and executed Letter of Transmittal together with any applicable Company Unit Certificates at least two (2) Business Days prior to the Closing Date, the Parties shall, to the extent reasonably practicable, cause the Paying Agent to pay the applicable aggregate Per Unit Payment to such Unitholder on the Closing Date; otherwise, the Paying Agent will pay or cause to be paid to such Unitholder, in accordance with the terms of this Agreement and the Paying Agent Agreement, its applicable aggregate Per Unit Payments no later than five (5) Business Days following receipt of such duly executed Letter of Transmittal and accompanying Company Unit Certificates (if applicable). All payments in respect of Company Unit Certificates duly surrendered in accordance with the provisions of this Section 3.2(a) shall be made in accordance with the instructions set forth in the accompanying Letter of Transmittal.

(b) If Company Unit Certificates are not surrendered prior to the date that is one (1) year after the Effective Time, any such unclaimed amounts (including interest thereon) shall, to the extent permitted by applicable Law, be delivered to and become the property of the Surviving Entity, and may be commingled with the general funds of the Surviving Entity, free of interest. Notwithstanding the foregoing, any Unitholder who has not previously complied with the provisions of this Section 3.2 shall be entitled to receive, upon demand, only from the Surviving Entity or Parent, payment of the Per Unit Payments to which it is entitled, and may surrender any Company Unit Certificate or Book Entry Unit, as applicable, to the Surviving Entity or Parent and (subject to applicable abandoned property, escheat and similar Laws) receive in exchange therefor its aggregate Per Unit Payments for each Unit represented thereby, without any interest thereon.

(c) If any Company Unit Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) a customary affidavit (“Lost Certificate Affidavit”) of that fact from the Unitholder claiming such Company Unit Certificate to be lost, mislaid, stolen or destroyed, (ii) such customary contractual indemnity as Parent may reasonably require, and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Paying Agent shall issue to such holder the consideration into which the Units represented by such lost, stolen, mislaid or destroyed Company Unit Certificate shall have been converted. Parent expressly waives any requirement for bond or other security in connection therewith. No Unitholder shall be entitled to any payment hereunder until such Unitholder delivers a duly executed Letter of Transmittal and, if applicable, surrenders such Unitholder’s Company Unit Certificates or delivers a Lost Certificate Affidavit as provided in this Section 3.2.

(d) Upon receipt of the amount payable by Parent pursuant to Section 2.10(b)(iii), the Paying Agent shall pay the aggregate Per Unit Payments, less the Aggregate Warrant Exercise Price, to the applicable Warrant Holder in accordance with the terms of the applicable Company Warrant and the Waterfall Spreadsheet.

(e) Except as required by Law, no distributions with respect to equity interests of the Surviving Entity with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Unit Certificate or Book Entry Unit.

(f) All cash paid in respect of the surrender or exchange of Units in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such Units. If, after the Effective Time, Company Unit Certificates or Book Entry Units are presented to Parent or the Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Section 3.2.

Section 3.3 Payments to Persons Other than Registered Holders. If any consideration is to be paid to a Person other than the Person in whose name the Company Unit Certificate surrendered in exchange therefor is registered or in whose name the Book Entry Unit is registered, it shall be a condition to such exchange that the Person requesting such exchange shall deliver all documents required to evidence and effect such transfer (accompanied by the Company Unit Certificate, if applicable) and shall pay to the Surviving Entity any transfer or other Taxes payable by the Surviving Entity required by reason of the payment of such consideration to a Person other than the registered holder of the Company Unit Certificate so surrendered, or such Person shall establish to the reasonable satisfaction of the Surviving Entity that such Tax has been paid or is not applicable.

Section 3.4 No Liability for Abandoned Property. Any other provision of this Agreement notwithstanding, none of Parent, the Surviving Entity or the Paying Agent shall be liable to any Unitholder for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 3.5 Rights of Former Unitholders. At the Effective Time, holders of certificates representing the Units that were outstanding immediately prior to the Effective Time (each, a “Company Unit Certificate”) or non-certificated Units represented by book entry (“Book Entry Units”) shall cease to have any rights as partners in the Company, except the right to receive the Per Unit Payments pursuant to this Agreement and all other rights granted to such holders pursuant to this Agreement. The equity transfer books of the Company shall be closed with respect to all Units outstanding immediately prior to the Effective Time and no further transfer of any such Units shall be made on such equity transfer books after the Effective Time. If, after the Effective Time, a valid Company Unit Certificate is presented to the Surviving Entity or Parent, such Company Unit Certificate shall be canceled and, if applicable, shall be exchanged as provided in Section 3.2.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited partnership, limited liability company or other business entity, as the case may be, duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of its respective jurisdiction of formation or organization (as applicable). Each Group Company has the requisite corporate, limited partnership, limited liability company or other applicable power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted.

(b) Each Group Company is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2 Capitalization of the Group Companies.

(a) As of the date of this Agreement, the authorized and outstanding equity interests of the Company consists of: (i) Series A Convertible Preferred Units, of which 855,042 are outstanding, (ii) Common Units, of which 35,415,099 are outstanding, (iii) Special Units, of which 1,500,000 are outstanding, (iv) Series B Units, of which 3,196,008 are outstanding, (v) Series B-1 Units, of which 587,038 are outstanding, (vi) Series T-1 Units, of which 32,911,375 are outstanding, (vii) Series T-2 Units, of which 5,412,962 are outstanding, (viii) Series T-3 Units, of which 0 are outstanding and (ix) Series M Units, of which 4,083,455 are outstanding. All of the issued and outstanding Units are duly authorized and validly issued and fully paid, and were not issued in violation of any preemptive rights, anti-dilution rights or other rights or any Contract of any Group Company. Except as set forth on Schedule 4.2(a), as of the date of this Agreement, there are no outstanding (A) equity securities of the Company other than the Units described in this Section 4.2(a), (B) securities of the Company convertible into or exchangeable for equity securities of the Company or (C) options or other rights to acquire from the Company, and no obligations of the Company to issue, any equity securities or securities convertible into or exchangeable for equity securities of the Company other than the Company Warrants, which are exercisable by the Warrant Holders to acquire up to 7,000,000 Series T-2 Units in the aggregate for an exercise price of $4.00 per Series T-2 Unit on or prior to October 2, 2016. As of the date hereof, the Aggregate Warrant Exercise Price is equal to $28,000,000.

(b) Except as set forth on Schedule 4.2(b), no Group Company directly or indirectly owns any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, any other Person. Schedule 4.2(b) sets forth the name, owner, jurisdiction of formation or organization (as applicable) and percentages of outstanding equity securities owned, directly or indirectly, by each Group Company, with respect to each Person of which such Group Company owns directly or indirectly, any equity securities. Except as set forth on Schedule 4.2(b), as set forth in its Governing Documents or to the extent such concepts are not applicable under the applicable Law of such Subsidiary’s jurisdiction of formation or other applicable Law, all outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued and fully paid, and were not issued in violation of any preemptive or other rights or any Contract of a Group Company, and are owned, beneficially and of record, by another Group Company. Except as set forth on Schedule 4.2(b), there are no outstanding (i) equity securities of any Subsidiary of the Company, (ii) securities of any Subsidiary of the Company convertible into or exchangeable for equity securities of the Company or any Subsidiary of the Company or (iii) options or other rights to acquire from any

Subsidiary of the Company, and no obligation of any Subsidiary of the Company to issue, any equity securities or securities convertible into or exchangeable for equity securities of the Company or any Subsidiary of the Company.

(c) As of the date hereof, the “Conversion Factor,” as such term is defined in the Governing Documents of the Company is 1.0. No unit split, distribution, merger, reorganization, recapitalization or other change in the capital structure of the Company has occurred, that would change the one-for-one redemption and conversion ratio applicable to the Series C Units and the Series E Units under the Governing Documents of LS Portfolio and Super Portfolio, respectively.

(d) Except as set forth on Schedule 4.2(d), the Waterfall Spreadsheet accurately sets forth the methodology for determining the Per Unit Payments payable to the Unitholders and the Warrant Holders hereunder, assuming that all Series C Units were redeemed for Series T Units (as defined in the Governing Documents of the Company) in accordance with the LS Portfolio LLC Agreement and all Series E Units were redeemed for Common Units in accordance with the Super Portfolio LLC Agreement, and all outstanding Company Warrants were exercised in full immediately prior to such payment.

(e) Immediately after the redemptions described in Section 2.9(b)(i)-(ii) hereof, the Company will own 100% of all issued and outstanding membership interests in each of LS Portfolio and Super Portfolio.

Section 4.3 Authority. The Company has the requisite limited partnership power and authority to execute and deliver this Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby (the “Ancillary Documents”) to which the Company is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited partnership action on the part of the Company, including any approvals of the general partner of the Company, and no other proceeding (including by its equityholders) on the part of the Company is necessary to authorize this Agreement and the Ancillary Documents to which the Company is party or to consummate the transactions contemplated hereby or thereby. This Agreement has been (and the Ancillary Documents to which the Company is a party will be) duly and validly executed and delivered by the Company and constitutes (or will constitute, in the case of such Ancillary Documents) a valid, legal and binding agreement of the Company (assuming that this Agreement has been, and the Ancillary Documents to which the Company is a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with their respective terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 4.4 Financial Statements.

(a) The following financial statements (the “Financial Statements”) have been made available to Parent:

(i) the audited consolidated balance sheets of the Company as of December 31, 2015, and December 31, 2014, and the audited consolidated statements of operations, statements of changes in redeemable preferred and common units and partners’ equity, and statements of cash flows for each of the years of the Company then ended; and

(ii) the unaudited consolidated balance sheet of the Company as of March 31, 2016 (the “Latest Balance Sheet”), and the related unaudited consolidated statement of operations and statement of cash flows for the three (3) month period then ended.

The Financial Statements (i) have been prepared from the books and records of the Group Companies in accordance with GAAP and (ii) fairly present, in all material respects, the consolidated financial position of the Group Companies (taken as a whole) as of the date thereof and the consolidated results of operations for the periods then ended, and subject, in the case of clauses (i) and (ii) above with respect to the unaudited Financial Statements, to the absence of footnotes and normal year-end adjustments.

(b) The records, systems, controls, data and information of the Group Companies that are used in the system of internal accounting controls described in the following sentence are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Group Companies or their accountants, except for any non-exclusive ownership and non-direct control that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Group Companies have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects.

(c) None of the Group Companies has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be disclosed or reflected on or reserved against, or disclosed in the notes to, a consolidated balance sheet of the Group Companies prepared in accordance with GAAP, except for liabilities or obligations (i) expressly contemplated by or arising under this Agreement and the transactions contemplated hereby, (ii) incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet or (iii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.5 Consents and Approvals; No Violations.

(a) Assuming the truth and accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.3, no notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger, (ii) those the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (iii) those that may be required solely by reason of Parent’s or Merger Sub’s (as opposed to any other third party’s) participation in the transactions contemplated hereby.

(b) Neither the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is a party nor the consummation by the Company of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of any Group Company’s Governing Documents, (ii) assuming all of the consents and approvals set forth on Schedule 4.5(b) are obtained, and all of the notices set forth on Schedule 4.5(b) are furnished, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Material Contract or Material Real Property Lease (in each case, excluding any vendor Contracts, customer Contracts, tenant leases for self-storage, or commercial space leases), (iii) assuming all of the consents and approvals set forth on Schedule 4.5(b) are obtained, and all of the notices set forth on Schedule 4.5(b) are furnished, violate any Law applicable to any Group Company or any of their respective properties or assets or (iv) except as contemplated by this Agreement, result in the creation of any Lien upon any of the assets of any Group Company (other than Permitted Liens), except, in the case of any of clauses (ii) through (iv) above, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.6 Material Contracts.

(a) Schedule 4.6(a) sets forth a complete list, as of the date of this Agreement, of the following Contracts (excluding any Employee Benefit Plan) to which a Group Company is a party to or bound by (the Contracts set forth on such Schedule, collectively, the “Material Contracts”):

(i) Contracts with the Group Companies’ vendors that involved expenditures by the Group Companies of more than $100,000 for the twelve (12)-month period ended on December 31, 2015 or are reasonably expected to involve expenditures by the Group Companies of more than $100,000 for the twelve (12)-month period commencing on January 1, 2016;

(ii) Contracts relating to the Credit Arrangements and other Indebtedness with a principal amount outstanding greater than $250,000;

(iii) Contracts prohibiting or restricting the ability of a Group Company or any of its Affiliates to engage any other service providers or engage in any line of business in any geographical area;

(iv) joint venture Contracts, partnership agreements or limited liability company agreements with a third party (in each case, other than with respect to wholly owned Subsidiaries of the Company);

(v) Contracts pursuant to which any Group Company grants or receives a license to use any Group Company IP Rights (other than licenses for commercially-available software or involving annual payments to or from the Group Companies that do not exceed $150,000 per year);

(vi) Contracts that require any Group Company to dispose of or acquire any assets or properties valued in excess of $500,000 after the date hereof, or any merger or business combination with respect to any Group Company;

(vii) Contracts that constitute an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;

(viii) Contracts that constitute an agreement under which any Group Company has purchased or sold real property and such Group Company has uncompleted financial obligations in excess of $250,000 or material obligations to indemnify a third party that have not expired;

(ix) Contracts that require any Group Company to make any re-prorations or adjustments to previously paid prorations with respect to any Owned Real Property that would reasonably be expected to result in the loss of future payments to, or an obligation to make payments by, any such Group Company of more than $250,000;

(x) Contracts under which a Person other than a Group Company provides property management services to a Group Company or under which a Group Company provides property management services to a Person other than a Group Company;

(xi) Contracts that constitute a loan to any Person (other than a wholly-owned Subsidiary of the Company) by any Group Company in an amount in excess of $250,000; or

(xii) Contracts with respect to transactions between a Group Company and an Affiliate required to be set forth on Schedule 4.18.

(b) Except as set forth on Schedule 4.6(b), each Material Contract is valid and binding on the applicable Group Company and enforceable in accordance with its terms against such Group Company and, to the Knowledge of the Company, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), except where any such invalidity, failure to be binding or non-enforceability is not or would not reasonably be expected to be material to the Group Companies, taken as a whole. Except as set forth on Schedule 4.6(b), each Group Company, and, to the Company’s Knowledge, each of the other parties thereto, has performed all obligations required to be performed by it under each Material Contract except where any such non-performance is not or would not reasonably be expected to be material to the Group Companies, taken as a whole.

(c) No Group Company is a party or is subject, directly or indirectly, to any Tax Protection Agreement that will survive the Closing or that would require payments thereunder in connection with the consummation of the Merger and the other transactions contemplated hereunder. As used herein, a “Tax Protection Agreement” is an agreement that has as one of its purposes to permit a Person to take the position that such Person could defer federal taxable income that otherwise might have been recognized upon a transfer of property to a Group Company that is treated as a partnership for federal income tax purposes, and that (i) prohibits or restricts in any manner the disposition of any assets of a Group Company, (ii) requires that any Group Company maintain, put in place, or replace, indebtedness, whether or not secured by any Owned Real Property, or (iii) requires that any Group Company offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including through a “deficit restoration obligation,” guarantee (including a “bottom dollar” guarantee), indemnification agreement or other similar arrangement (including a “bottom dollar” reimbursement agreement)), the risk of loss for federal income tax purposes for indebtedness or other liabilities of any Group Company.

(d) No Group Company has guaranteed the Indebtedness of any Person that is not a Group Company.

Section 4.7 Absence of Changes. Since the date of the Latest Balance Sheet, (i) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, (ii) until the date hereof, each Group Company has conducted its business in the ordinary course substantially consistent with past practices, except as set forth on Schedule 4.7 and (iii) until the date hereof, except for the transactions contemplated by this Agreement and except as set forth on Schedule 4.7, no Group Company has taken any action that, if taken after the date of this Agreement, would constitute a material violation of Section 6.1(c).

Section 4.8 Litigation. Except as set forth on Schedule 4.8, there is no suit, litigation, arbitration, claim, action or proceeding pending or, to the Company’s Knowledge, threatened against any Group Company (i) that involves amounts in excess of $250,000 individually or in excess of $500,000 in the aggregate, (ii) that questions the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the Merger, or (iii) which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. There is no material suit, litigation, arbitration, claim, action or proceeding pending or, to the Company’s Knowledge, threatened by or before any Governmental Entity nor, to the Company’s Knowledge, is there any investigation pending by or before any Governmental Entity, in each case against any Group Company. No Group Company nor any property of a Group Company is subject to any outstanding material order, writ, injunction or decree. This Section 4.8 does not relate to Tax matters (which are the subject of Section 4.15), environmental matters (which are the subject of Section 4.11), employee plan matters (which are the subject of Section 4.10), intellectual property matters (which are the subject of Section 4.12) or labor matters (which are the subject of Section 4.13).

Section 4.9 Compliance with Applicable Law. The Group Companies hold all permits, licenses, approvals, certificates and other authorizations of and from all Governmental Entities necessary for the lawful conduct of their respective businesses as presently conducted, other than any such permits, licenses, approvals, certificates and authorizations which, if not held by the Group Companies, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each such permit, license, approval, certificate or other authorization is valid and in full force and effect, and, during the one (1) year period prior to the date hereof, no Group Company has received any written notice of any violation of or noncompliance with any such permit, license, approval, certificate or other authorization, except, in each case, as, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect The business of the Group Companies is, and during the one (1) year period prior to the date hereof has been, operated in compliance with all applicable Laws, except for such instances of noncompliance which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. This Section 4.9 does not relate to Tax matters (which are the subject of Section 4.15), environmental matters (which are the subject of Section 4.11), employee plan matters (which are the subject of Section 4.10), intellectual property matters (which are the subject of Section 4.12) or labor matters (which are the subject of Section 4.13).

Section 4.10 Employee Plans.

(a) Except as set forth on Schedule 4.10(a), no Group Company (i) sponsors or maintains any Employee Benefit Plans or (ii) employs any employees.

(b) No Employee Benefit Plan is a Multiemployer Plan or a plan that is subject to Title IV of ERISA, and neither the Company nor any ERISA Affiliate of the Company sponsors, maintains, contributes to or has an obligation (contingent or otherwise) to contribute to any such plan.

(c) No Employee Benefit Plan provides health benefits to former employees of any Group Company beyond their retirement or other termination of service other than health continuation coverage as required by COBRA or other applicable Law.

(d) Each Employee Benefit Plan is in compliance in all material respects with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Employee

Benefit Plan and, to the Company’s Knowledge, nothing has occurred since the date of such determination letter or opinion letter that would reasonably be expected to adversely affect such Employee Benefit Plan’s qualification.

(e) Except as is not, and would not reasonably be expected to be, material to the Group Companies, taken as a whole, (i) no Group Company has engaged in any prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan that would be reasonably likely to subject any Group Company to any Tax or penalty imposed by ERISA or the Code, and (ii) no action, investigation, suit, proceeding, hearing or claim with respect to the assets of any Employee Benefit Plan (other than routine claims for benefits) is currently pending or, to the Company’s Knowledge, threatened.

(f) With respect to each material Employee Benefit Plan, the Company has made available to Parent true and correct copies, to the extent applicable, of (i) the current plan and trust documents and the most recent summary plan description, (ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements, and (iv) the most recent Internal Revenue Service determination letter.

(g) Except as set forth on Schedule 4.5(b), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or together with any other event) (i) entitle any current or former employee, director, officer or consultant of any Group Company to any payment or benefit under an agreement or arrangement with a Group Company or the General Partner, (ii) accelerate the time of payment or vesting, or increase the amount, of benefits or the amount of compensation otherwise due under an agreement or arrangement with a Group company or the General Partner to any current or former employee, director, officer or consultant of any Group Company, (iii) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, director, officer or consultant of any Group Company, or (iv) result in a requirement to pay any tax “gross up” or similar “make whole” payment under an agreement or arrangement with a Group Company or the General Partner to any Person (including any current or former employee, director, officer or consultant of any Group Company).

(h) This Section 4.10 contains the sole and exclusive representations and warranties of the Company with respect to Employee Benefit Plans.

Section 4.11 Environmental Matters.

(a) The Group Companies are in compliance in all material respects with all Environmental Laws.

(b) The Group Companies hold, and have complied in all material respects with, all Environmental Permits required for the lawful conduct of their respective businesses as presently conducted.

(c) During the past three (3) years, no Group Company has received any currently unresolved written notice of any material violation of, or material liability under, any Environmental Laws.

(d) No Group Company has assumed, by contract or operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(e) No Group Company has caused, and to the Company’s knowledge, no other Person has caused, any release of a Hazardous Substance that would be required to be investigated or remediated by a Group Company under any Environmental Law that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(f) No capital expenditures are presently required to maintain or achieve compliance with Environmental Laws at any Owned Real Property that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

(g) Except as set forth in the environmental site assessments and environmental reports provided to Parent prior to the date hereof, to the Company’s knowledge, there are no underground storage tanks, polychlorinated biphenyls (“PCB”) or PCB-containing equipment, except for PCB or PCB-containing equipment owned by utility companies, or friable asbestos or asbestos-containing materials at any Owned Real Property.

(h) There is no litigation, investigation, request for information, or other proceeding pending, or, to the Company’s Knowledge, threatened against a Group Company under any Environmental Law that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(i) None of the Group Companies has entered into or agreed to any judgment, order or decree of a Governmental Entity or is subject to any judgment, order or decree of a Governmental Entity relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the Company’s Knowledge, threatened against any Group Company under any Environmental Law that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(j) This Section 4.11 contains the sole and exclusive representations and warranties of the Company with respect to environmental matters, including any matters arising under Environmental Laws.

Section 4.12 Intellectual Property.

(a) The Group Companies own, license or otherwise have the right to use, free and clear of all Liens except for Permitted Liens, (i) the LifeStorage name, and (ii) all other Intellectual Property Rights material to the conduct of the business of the Group Companies as currently conducted (collectively, the “Group Company IP Rights”).

(b) Schedule 4.12(b) sets forth a list of (i) patents, trademark registrations, and copyright registrations owned by each Group Company and (ii) patent applications and applications for the registration of trademarks or copyrights owned by each Group Company, in each case, as of the date hereof and listing for each the name, jurisdiction, registration or application number, and registration or application date, as applicable. To the Company’s Knowledge, the material Intellectual Property Rights set forth on Schedule 4.12(b) are valid, subsisting and enforceable.

(c) There are no claims (i) currently pending before any Governmental Entity or, to the Company’s Knowledge, threatened in writing against any Group Company contesting the enforceability, validity, use or ownership of any Group Company IP Right owned by such Group Company, or alleging that any Group Company is currently infringing or misappropriating the Intellectual Property Rights of any other Person, and (ii) currently pending before any Governmental Entity that have been brought by any Group Company against any Person alleging infringement or misappropriation of any Intellectual Property Rights owned by any Group Company, in each of clauses (i) and (ii), which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. To the Company’s Knowledge, (A) the conduct of the business of the Group Companies as currently conducted does not infringe or misappropriate any Intellectual Property Rights of any Person, and (B) no Person is currently infringing or misappropriating any Group Company IP Rights, except, in the case of each of clauses (A) and (B), for any such infringement or misappropriation which, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect.

(d) The Company has taken all actions reasonably necessary to maintain and protect all of the Group Company IP Rights owned by any Group Company except for any failure to take such action as, individually or in the aggregate, has not had or would not reasonably be expected to have, a Company Material Adverse Effect.

(e) This Section 4.12 and Sections 4.6(a)(v) and 4.7 contain the sole and exclusive representations and warranties of the Company with respect to Intellectual Property Rights matters.

Section 4.13 Labor Matters. Each Group Company is in compliance in all material respects with all applicable Laws with respect to labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health, plant closings, wages and hours and immigration, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local

“mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, affirmative action, safety and health, workers’ compensation and worker classification. (a) No Group Company is a party to any collective bargaining agreement with respect to its employees, (b) there is no strike, work stoppage, lockout, or other material labor dispute pending or, to the Company’s Knowledge, threatened in writing against any Group Company, (c) no union organization campaign is in progress or, to the Company’s Knowledge, threatened with respect to any employees of any Group Company and no question concerning representation exists respecting such employees and (d) there is no material unfair labor practice charge or complaint pending against any Group Company. No Group Company has engaged in any location closing or employee layoff activities, during the past three (3) years, without complying in all material respects with the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation. Except as is not, and would not reasonably be expected to be, material to the Group Companies, taken as a whole, there is no suit, litigation, arbitration, claim, action or proceeding pending or, to the Company’s Knowledge, threatened by or before any Governmental Entity nor, to the Company’s Knowledge, is there any investigation pending by or before any Governmental Entity, in each case against any Group Company involving any applicant for employment, any current or former employee, or any class consisting of the foregoing. This Section 4.13 contains the sole and exclusive representations and warranties of the Company with respect to labor matters.

Section 4.14 Insurance. Prior to the date hereof, the Company has made available to Parent copies or summaries of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Group Companies as of the date of this Agreement. All such policies are in full force and effect and no notice of cancellation or termination has been received by any Group Company or threatened in writing with respect to any such policy during the past one (1) year, except, in each case, as has not been or would not reasonably be expected to be material to the Group Companies, taken as a whole.

Section 4.15 Tax Matters.

(a) The Group Companies have timely filed all material Tax Returns required to be filed by them (taking into account all applicable extensions) through the date hereof and all such Tax Returns are complete and correct in all material respects. All material Taxes due and owing (whether or not shown on such Tax Returns) have been paid by the Group Companies. No unresolved written claim has been made within the past three (3) years by any Tax Authority in a jurisdiction where any Group Company does not file Tax Returns that such Group Company is subject to taxation by that jurisdiction.

(b) Except as set forth on Schedule 4.15, the Group Companies have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party.

(c) (i) No material deficiencies for Taxes of the Group Companies have been claimed, proposed or assessed in writing by any Tax Authority that have not been finally settled or paid, (ii) there are no pending, or to the Company’s Knowledge, threatened in writing audits, suits, proceedings, actions or claims for or relating to any liability in respect of material Taxes of the Group Companies and (iii) except as set forth on Schedule 4.15, the Group Companies have not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open Tax year (other than any extension which is no longer in effect or which was made in the ordinary course of business consistent with past practices of the Group Companies).

(d) There are no material Liens for Taxes (other than Permitted Liens) on any of the assets of the Group Companies.

(e) No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has been filed by or with respect to any of the Group Companies.

(f) None of the Group Companies is party to any Tax allocation or sharing agreement (other than customary Tax gross-up or indemnification provisions in commercial Contracts entered into in the ordinary course of business). None of the Group Companies has any liability for Taxes of any Person (other than any Group Company) as transferee or successor, by contract or otherwise.

(g) None of the Group Companies has been a party to any “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2).

(h) This Section 4.15 (and so much of Section 4.10 as related to Taxes) contains the sole and exclusive representations and warranties of the Company with respect to Taxes.

Section 4.16 Brokers. No broker, finder, financial advisor or investment banker, other than any Person set forth on Schedule 4.16 (in each case, whose fees shall be included in the Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Group Company.

Section 4.17 Real Property.

(a) Owned Real Property. Schedule 4.17(a) sets forth the address of each Owned Real Property and the owner of title thereto. With respect to each Owned Real Property: (i) either the Company or a Subsidiary (as the case may be) has good and marketable fee simple title to such Owned Real Property, which shall be free and clear of all Liens as of the Closing Date, except Permitted Liens, (ii) other than the right of Parent and Merger Sub pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein, (iii) no condemnation proceeding is pending or, to the Knowledge of the Company, threatened with respect to such Owned Real Property, (iv) such Owned Real Property and the buildings or improvements situated thereon are in compliance with any zoning or land use ordinances and regulations applicable thereto or to the ownership and operation thereof, (v) the applicable Group Company has adequate rights of ingress and egress from and to such Owned Real Property for operation of the business of the applicable Group Company at such Owned Real Property and (vi) all buildings and improvements located on such Owned Real Property are in good condition and repair and sufficient for the operation of the business of the applicable Group Company as conducted thereon, except, in each case, as has not been or would not reasonably be expected to be material to the Group Companies, taken as a whole.

(b) Leased Real Property. Schedule 4.17(b) sets forth a true and complete list of all leases (each a “Material Real Property Lease”) of real property (such real property, the “Leased Real Property”) pursuant to which any Group Company is a tenant as of the date of this Agreement. True and complete copies of all leases or subleases relating to the Material Real Property Leases, together with all amendments, modifications, supplements, renewals and extensions related thereto, have been made available to Parent. With respect to each Leased Real Property: (i) each Material Real Property Lease is valid and binding on the Group Company party thereto, enforceable in accordance with its terms (subject to proper authorization and execution of such Material Real Property Lease by the other party thereto and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) none of the Group Companies, and, to the Company’s Knowledge, none of the other parties thereto, are in breach or default under such Material Real Property Lease and (iii) to the Company’s Knowledge, there are no outstanding options or rights of first refusal to purchase all or a portion of such Leased Real Property, except, in each case, as has not been and would not reasonably be expected to be material to the Group Companies, taken as a whole.

(c) Company Leased Real Property. Schedule 4.17(c) sets forth a true and complete list of all leases (each a “Material Company Lessor Real Property Lease”) of real property (such real property, the “Company Leased Real Property”) pursuant to which any Group Company is the lessor as of the date of this Agreement, except for any lease or agreement pursuant to which any Group Company leases Company Leased Real Property for which the aggregate annual rental payments do not exceed $100,000. True and complete copies of all leases or subleases relating to the Material Company Lessor Real Property Leases, together with all amendments, modifications, supplements, renewals and extensions related thereto, have been made available to Parent. With respect to each Company Leased Real Property: (i) each Material Company Lessor Real Property Lease is valid and binding on the Group Company party thereto, enforceable in accordance with its terms (subject to proper authorization and execution of such Material Company Lessor Real Property Lease by the other party thereto and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) none of the Group Companies, and, to the Company’s Knowledge, none of the other parties thereto, are in breach or default under such Material Company Lessor Real Property Lease and (iii) to the Company’s Knowledge, there are no outstanding options or rights of first refusal to purchase all or a portion of such Company Leased Real Property, except, in each case, as has not been and would not reasonably be expected to be material to the Group Companies, taken as a whole.

(d) The rent rolls for each of the Group Company properties, dated as of April 30, 2016, which rent rolls have previously been made available by or on behalf of the Group Companies to Parent, correctly describe in all material respects each self-storage or other lease (excluding commercial leases) that was in effect as of such date.

(e) Schedule 4.17(e) lists (i) each of the Owned Real Properties that is under development, construction or expansion as of the date hereof, and (ii) all real properties under contract or currently proposed for development or commencement of construction by a Group Company pursuant to binding agreements, in the case of each of clauses (i) and (ii), other than repairs and maintenance in the ordinary course of business.

Section 4.18 Transactions with Affiliates. Except (a) Contracts relating to labor and employment matters (including director or officer indemnification agreements), (b) Contracts between or among the Company and its Subsidiaries or (c) as set forth on Schedule 4.18, none of the Company or any of its Subsidiaries is party to any material Contract with any (i) present officer, manager or director of the Company or any of its Subsidiaries or (ii) any Affiliate of the Company.

Section 4.19 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT OR MERGER SUB OR THEIR RESPECTIVE OFFICERS, MANAGERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4, THE GROUP COMPANIES EXPRESSLY DISCLAIM ANY AND ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THEIR BUSINESSES OR THEIR ASSETS, AND THE GROUP COMPANIES SPECIFICALLY DISCLAIM ANY AND ALL REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant, on a joint and several basis, to the Company as follows:

Section 5.1 Organization. Each of Parent and Merger Sub is a corporation, limited partnership, limited liability company or other business entity, duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of the jurisdiction of its formation and has all requisite corporate, limited partnership, limited liability company or other applicable power and authority to own, lease and operate its material properties and to carry on its businesses as presently conducted.

Section 5.2 Authority. Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement and the Ancillary Documents to which Parent and Merger Sub are parties and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which Parent and Merger Sub are parties and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Parent and Merger Sub and no other proceeding (including by their respective equityholders) on the part of Parent or Merger Sub is necessary to authorize this Agreement and the Ancillary Documents to which Parent and Merger Sub are parties or to consummate the transactions contemplated hereby or thereby. No vote of Parent’s equityholders is required to approve this Agreement or for Parent or Merger Sub to consummate the transactions contemplated hereby and thereby which vote has not been previously obtained. This Agreement has been (and the Ancillary Documents to which Parent and Merger Sub are parties will be) duly and validly executed and delivered by each of Parent and Merger Sub and constitutes (or will constitute in the case of such Ancillary Documents) a valid, legal and binding agreement of each of Parent and Merger Sub (assuming this Agreement has been, and the Ancillary Documents to which Parent and Merger Sub are parties will be, duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against each of Parent and Merger Sub in accordance with their respective terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 5.3 Consents and Approvals; No Violations. Assuming the truth and accuracy of the Company’s representations and warranties contained in Section 4.5(a), no notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance of this Agreement by Parent and Merger Sub or the Ancillary Documents to which Parent or Merger Sub are a party or the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby, except for the filing of the Certificate of Merger. Neither the execution, delivery and performance by Parent or Merger Sub of this Agreement or the Ancillary Documents to which Parent or Merger Sub are a party nor the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of Parent’s or Merger Sub’s Governing Documents, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound, or (c) violate any Law applicable to Parent or Merger Sub or any of Parent’s Subsidiaries or any of their respective properties or assets, except in the case of clauses (b) and (c) above, as would not reasonably be expected to prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby.

Section 5.4 Litigation. There is no suit, litigation, arbitration, claim, action or proceeding pending or, to the knowledge of Parent and Merger Sub, threatened in writing or under investigation against Parent, Merger Sub or any of their Subsidiaries that would reasonably be expected to prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby. Neither Parent nor Merger Sub is subject to any outstanding order, writ, injunction or decree that would reasonably be expected to prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby.

Section 5.5 Brokers. No broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub or any of their respective Affiliates which will not be paid by Parent.

Section 5.6 Financing. Parent will have at the Closing, cash on hand necessary to consummate the transactions contemplated by this Agreement, including (a) making the payments required to be made at Closing pursuant to Section 2.10(b) and (b) paying all related fees and expenses. Neither Parent nor Merger Sub has incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case which would reasonably be expected to impair or adversely affect such resources. Parent owns, directly or indirectly, all assets as are reported as being owned by Sovran Self Storage, Inc. in its regular filings with the Securities and Exchange Commission required to be made under the Securities Exchange Act of 1934, as amended.

Section 5.7 Merger Sub Activities. Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and has not engaged in any activities or business, and has incurred no liabilities or obligations whatsoever, in each case, other than those incident to its organization and the execution of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.8 Solvency. At and immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, none of Parent, the Surviving Entity or the Group Companies will (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (b) have unreasonably small capital with which to engage in its business or (c) have incurred debts (and does not immediately plan to incur debts) beyond its ability to pay as they become due.

Section 5.9 Tax Status. For U.S. federal income tax purposes, (a) Parent is classified as a partnership and (b) Merger Sub is classified as an entity disregarded as separate from Parent.

ARTICLE 6

COVENANTS

Section 6.1 Conduct of Business of the Company. Except as contemplated by this Agreement, from and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each other Group Company to, except as set forth on Schedule 6.1 or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (a) use commercially reasonable efforts to conduct its business in the ordinary and regular course in substantially the same manner heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto), (b) use commercially reasonable efforts to maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of the Group Companies’ control excepted), maintain its material insurance policies in effect, to preserve substantially intact its business organization and goodwill, to keep available the services of its present officers, directors, and key employees, and to preserve the present commercial relationships that are material to the business of the Group Companies, taken as a whole, and (c) not do any of the following:

(i) Declare, set aside or pay a dividend on, or make any other distribution (whether cash, stock, property or otherwise) in respect of, its equity securities except dividends and distributions by any of the Subsidiaries of the Company to any of the other Group Companies;

(ii) Redeem, repurchase or otherwise acquire, directly or indirectly, any Units or Warrants from any Seller (other than a redemption of Series C Units or Series E Preferred Units in accordance with Section 2.9(b));

(iii) acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of equity interests or assets or otherwise) any real property, personal property (other than personal property at a total cost of less than $250,000 in the aggregate, or otherwise acquired in the ordinary course of business consistent with past practice), business or any corporation, partnership, association or other business organization or division thereof of any other Person or material amount of assets thereof;

(iv) (A) enter into, modify, amend, extend, renew or terminate (other than any expiration in accordance with its terms), or waive, release, compromise or assign any rights or claims under, any Material Contract (or any contract that, if existing as of the date hereof, would be a Material Contract) or Material Real Property Lease (or any lease that, if existing as of the date hereof, would be a Material Real Property Lease), as applicable, other than entry into any new contract or renewal or extension of any Material Contract (which is not a Material Real Property Lease) where the aggregate payments under any such new contracts and renewed or extended Material Contracts do not exceed $250,000 individually or $500,000 in the aggregate;

(v) enter into, renew, modify, extend or terminate any Material Company Real Property Lease;

(vi) increase in any manner the base rate or material terms of compensation or employee benefits of, or increase or grant any new bonus or incentive award to, any directors, officers or employees of a Group Company, other than any such increases or grants (A) to individual employees in the ordinary course of business consistent with past practice that are immaterial in amount, (B) pursuant to any Employee Benefit Plan, or (C) as required by Law;

(vii) except as required by Law or by the terms of any Employee Benefit Plan, (A) adopt, amend, or enter into any Employee Benefit Plan or any plan that would be an Employee Benefit Plan if in effect on the date hereof, other than amendments that do not result in an increase (other than a de minimis increase) in cost to the Group Companies; (B) with respect to any employee with an annual base salary or wage rate in excess of $100,000 at the time any such action is taken, (1) hire any Person as a new employee of a Group Company (other than to replace employees who terminate employment following the date of this Agreement), (2) terminate any employee of a Group Company (other than termination for cause) or (3) promote any employee of a Group Company; (C) pay or agree to pay any pension, retirement allowance or other compensation or benefit not contemplated by any Employee Benefit Plan to any director, officer, employee of any Group Company, whether past or present, other than any such payment(s) to employees in the ordinary course of business consistent with past practice; (D) enter into or amend any collective bargaining agreement or similar agreement; or (E) accelerate the vesting or payment of any compensation or benefits under any Employee Benefit Plan; or (F) grant any awards under any equity-based, bonus, incentive, performance or other compensation plan or arrangement or Employee Benefit Plan;

(viii) pay any management, monitoring, advisory, supervisory or other equityholder’s or director’s fees or payments to any Seller or any of such Seller’s Affiliates (other than the Company or any of its Subsidiaries);

(ix) incur, create, assume, refinance or replace any Indebtedness for borrowed money in excess of $250,000 in the aggregate (with respect to the Group Companies, taken as a whole), or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (excluding any other Group Company);

(x) issue, sell, pledge, dispose, encumber or grant any equity interests or grant any option, warrants or other rights of any kind to acquire any equity interests or subscribe for any of such securities or issue, sell, pledge, dispose, encumber or grant any securities convertible into such securities (other than pursuant to a Company Warrant, the LS Portfolio LLC Agreement or the Super Portfolio LLC Agreement);

(xi) adopt or propose to adopt any amendments to their respective Governing Documents;

(xii) sell, pledge, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except (A) pursuant to an obligation arising under any agreement referenced in Schedule 4.6(a), or (B) in the case of pledges and encumbrances, in the ordinary course of business consistent with past practice and that would not be material to any Owned Real Property or any assets of any Group Company;

(xiii) create any Lien over an asset of any Group Company, other than a Permitted Lien or a Lien that is released at Closing;

(xiv) except as required by applicable Law, make, change or rescind any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting to the extent such action would adversely affect the Group Companies in any material respect, settle or compromise any material U.S. federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund;

(xv) except as required or permitted by GAAP, make any material change to any accounting principles, methods or practices in effect as of December 31, 2015, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies;

(xvi) waive, release or discount any amount or obligation owed to the Company or any of its Subsidiaries by any Seller or any of such Seller’s Affiliates (other than the Company or any of its Subsidiaries);

(xvii) waive, release or assign any material rights or claims of any Group Company, other than in the ordinary course of business consistent with past practice;

(xviii) cancel, compromise or settle any suit, legal action, litigation, arbitration, claim, action or proceeding, except any settlement involving a payment by the Group Companies of less than $250,000 plus any amount(s) subject to reimbursement from any insurance provider;

(xix) split, combine or reclassify or subdivide any of its equity securities or ownership interests;

(xx) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, employees, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of any such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than by a Group Company;

(xxi) enter into any new line of business;

(xxii) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

(xxiii) permit any material insurance policy to terminate or lapse without replacing such policy with comparable coverage or adversely amend or cancel any material insurance policy;

(xxiv) initiate any material zoning reclassification of any real property or any other material change to any approved site plan, special use permit, planned development approval or other land use entitlement affecting any Owned Real Property or Leased Real Property;

(xxv) form any new funds or joint ventures;

(xxvi) except pursuant to the Company’s budget set forth on Schedule 6.1(c)(xxvi), make or commit to make any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate;

(xxvii) take, or agree to commit to take, any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 not being satisfied; or

(xxviii) agree in writing or otherwise become obligated to do anything prohibited by the foregoing clauses (i) – (xxvii).

Section 6.2 Tax Matters.

(a) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be borne by Parent.

(b) Tax Returns.

(i) The Representative shall cause to be prepared all Income Tax Returns, including IRS Form 1065 and the corresponding state Tax Returns, of the Group Companies for all Tax periods ending on or before the Closing Date which are not filed or otherwise due as of the Closing Date.

(ii) Parent shall prepare or cause to be prepared in accordance with the past practice of the Group Companies, and timely file or cause to be timely filed, all (A) non-Income Tax Returns of the Group Companies for all Tax periods ending on or before the Closing Date which are not filed or otherwise due as of the Closing Date and (B) Tax Returns of the Group Companies for all Straddle Periods. At least thirty (30) Business Days prior to the date on which each such Tax Return is filed, Parent shall submit such Tax Return to the Representative for its review and approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) Cooperation on Tax Matters. Parent, the Surviving Entity and the Representative shall cooperate fully, as and to the extent reasonably requested by a Party, in connection with the filing of Tax Returns pursuant to this Section 6.2 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon a Party’s request) the prompt provision of records and information that are reasonably relevant to any filing of Tax Returns, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Surviving Entity, the Representative and General Partner agree (i) to retain all books and records in their possession with respect to Tax matters pertinent to the Group Companies relating to any Tax period beginning on or before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent, the Representative or Sellers, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Tax Authority, and (ii) to give any other Party at least thirty (30) days written notice prior to transferring, destroying or discarding any such books and records and, if a Party so requests, the Surviving Entity, the Representative or the General Partner as the case may be, shall allow the other Party to take possession of such books and records.

(d) Certain Restrictions. Parent shall not, and shall not permit or cause the Surviving Entity or any of its Subsidiaries to file, re-file or amend (or cause to be filed, re-filed or amended) any Tax Return of the Group Companies for any Pre-Closing Tax Period, or make (or cause to be made) any Tax election or take any other action relating to Taxes with respect to any Pre-Closing Tax Period, in each case without the prior written consent of the Representative. Parent shall not cause the Surviving Entity or any of its Subsidiaries to engage in any transaction occurring after the Closing but on the Closing Date that would result in any increased liability of Sellers for Taxes. Notwithstanding the foregoing sentence, nothing herein shall prohibit the Surviving Entity or any of its Subsidiaries from engaging in transactions after the Closing Date with respect to the property owned by the Surviving Entity or its Subsidiaries or the Surviving Entity or its Subsidiaries. Parent shall not enter or permit the Surviving Entity or any of its Subsidiaries to enter into any discussions regarding any voluntary disclosure involving Taxes of the Group Companies for any Pre-Closing Tax Period that would result in any increased liability of Sellers for Taxes without the prior written consent of the Representative.

(e) Contest Provisions. The General Partner and the Representative, on the one hand, and Parent, the Surviving Entity and its Subsidiaries, on the other hand, shall promptly notify each other upon receipt by such Party of written notice of any inquiries, claims, assessments, audits, proceedings or similar events with respect to Taxes relating to a Pre-Closing Tax Period (any such inquiry, claim assessment, audit, proceeding or similar event, a “Tax Contest”). Sellers shall have the right to control the conduct and resolution of such Tax Contest; provided, however, that Sellers shall keep Parent informed of all developments on a timely basis and shall provide Parent with the right to participate in such Tax Contest, subject to Sellers’

ultimate control over such Tax Contest; and, provided further, that if any of the issues raised in such Tax Contest could reasonably be expected to have a materially adverse impact on Taxes of the Surviving Entity and its Subsidiaries for a Post-Closing Tax Period, then Sellers shall not affect any settlement or compromise of such Tax Contest without obtaining Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If Sellers have the right to control the conduct and resolution of a Tax Contest but elect in writing not to do so within fifteen (15) Business Days of receiving notice of such Tax Contest, then Parent shall have the right to control the conduct and resolution of such Tax Contest; provided, however, that Parent shall keep the Representative informed of all developments on a timely basis and shall provide the Representative with the right to participate in such Tax Contest, subject to Parent’s ultimate control over such Tax Contest, provided, further, that Parent shall not resolve such Tax Contest in a manner that could reasonably be expected to have an adverse impact on Sellers’ liabilities for Taxes without the Representative’s prior written consent. Each Party shall bear its own costs and expenses for participating in any Tax Contest.

(f) Purchase Price Allocation. No later than 30 days after the date hereof, Parent shall prepare and deliver to the Company for its review and approval an Asset Allocation Statement allocating the purchase price (including any assumed liabilities, as determined for Tax purposes) among the assets of the Group Companies in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate). The parties shall negotiate in good faith to reach agreement on the Asset Allocation Statement before the Closing Date. Upon such agreement, such Asset Allocation Statement shall be delivered to the Representative and the General Partner. In the event that the parties cannot agree on the allocation as set forth in such Asset Allocation Statement then none of Parent, the Sellers or any of their Affiliates shall be required pursuant hereto to file any Tax Returns or information reports or otherwise take any positions consistent with such allocation.

Section 6.3 Access to Information. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable notice, and subject to restrictions contained in the confidentiality agreements to which the Group Companies are subject, the Company shall provide to Parent and Merger Sub and their authorized representatives during normal business hours reasonable access to all books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of any Group Company). Notwithstanding anything to the contrary in this Agreement, none of the Group Companies shall be required to provide such access or disclose any information to Parent, Merger Sub or their respective authorized representatives, if doing so would (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any Contract or Law to which any Group Company is a party or to which any Group Company is subject.

Section 6.4 Confidentiality Agreement. Parent and Merger Sub acknowledge and agree that the Confidentiality Agreement remains in full force and effect and, in addition, covenant and agree to keep confidential, in accordance with the provisions of the Confidentiality

Agreement, information provided to Parent and Merger Sub pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.4 shall nonetheless continue in full force and effect.

Section 6.5 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of Parent, Merger Sub and the Company shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including (i) securing any consents, waivers and approvals of any Governmental Entity or third party required to be obtained to consummate the transactions contemplated by this Agreement (regardless of whether such consent, waiver, or approval is a condition to the Closing hereunder), provided, that the foregoing shall not be deemed to impose any obligation on the Company or the General Partner to pay any cost, fee or expense to such third party to obtain such consent, waiver or approval other than any such cost, fee, or expense in an aggregate amount not to exceed $25,000 that Parent agrees to reimburse to the applicable Group Company and which shall be promptly reimbursed by the Parent (it being agreed that for any such amounts in excess of $25,000 in the aggregate, Parent shall be required to pay such amounts to the Company or the General Partner in advance of the Company or the General Partner being required to pay the same to the applicable third party), (ii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Entity with respect to the Mergers so as to enable the Closing to occur as soon as reasonably possible, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

(b) In connection with and without limiting the foregoing, each of Parent and the Company shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and each of Parent and the Company shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Merger. Each of the Parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Entity, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Entity with respect to this Agreement. To the extent practicable, and permitted by a Governmental Entity, each party hereto shall permit representatives of the other party to participate in meetings (whether by telephone or in person) with such Governmental Entity. Notwithstanding the foregoing, obtaining any approval or consent from any third party pursuant to this Section 6.5(b) or Section 6.5(a) above shall not be a condition to the obligations of Parent hereunder.

Section 6.6 Indemnification; Directors’ and Officers’ Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees, partners, members, equityholders, Affiliates or agents of any Group Company or the General Partner (collectively, the “Indemnitees”), as provided in such Group Company’s Governing Documents or otherwise in effect as of the date hereof with respect to any matters occurring prior to the Closing Date, shall survive the Merger and shall continue in full force and effect and that the Group Companies will perform and discharge the Group Companies’ obligations to provide such indemnity and exculpation after the Merger. To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and the Surviving Entity shall advance expenses in connection with such indemnification as provided in such Group Company’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of Indemnitees, unless such modification is required by applicable Law.

(b) Each of Parent and Merger Sub hereby acknowledges that certain Indemnitees may have rights to indemnification, advancement of expenses and/or insurance provided by Persons (other than the Company and its Subsidiaries) (collectively, the “Indemnitors”). Parent hereby agrees (i) that the applicable Group Company is the indemnitor of first resort (i.e., their obligations to the Indemnitees are primary and any obligation of the Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Indemnitee are secondary), (ii) the applicable Group Company shall be required to advance the full amount of expenses incurred by any Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement, the Governing Documents of any Group Company (or any other agreement between the Company or any of its Subsidiaries and any such Indemnitee), without regard to any rights the Indemnitee may have against the Indemnitors, and (iii) the Group Companies irrevocably waive, relinquish and release the Indemnitors from any and all claims against the Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Each Group Company further agrees that no advancement or payment by an Indemnitor on behalf of an Indemnitee with respect to any claim for which an Indemnitee has sought indemnification from the applicable Group Company shall affect the foregoing and the applicable Indemnitor shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnitee against the applicable Group Company. Parent and the Indemnitees agree that the Indemnitors are express third party beneficiaries of the terms of this Section 6.6(b).

(c) Each Indemnitee shall have the right (but not the obligation) to control the defense of, including the investigation of, any Claim relating to any acts or omissions covered under this Section 6.6 with counsel selected by the Indemnitee; provided, however, that (i) the Surviving Entity shall be permitted to participate in the defense of such Claim at its own expense and (ii) the Surviving Entity shall not be liable for any settlement effected without its written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.

(d) Parent will, and will cause the Surviving Entity and its Subsidiaries to, purchase (at Parent’s expense) and maintain in effect beginning on the Closing and for a period of six years thereafter without any lapses in coverage, the directors’ and officers’ “tail” or “runoff” insurance program currently available to be purchased under the existing directors’ and officers’ liability insurance plan covering the Company’s, its Subsidiaries’ and the General Partner’s managers, directors and officers, to the extent such plan remains available as of the Effective Time on materially the same terms and conditions. To the extent that such plan is no longer available on materially the same terms and conditions at the Effective Time, Parent will, and will cause the Surviving Entity and its Subsidiaries to purchase (at Parent’s expense) and maintain in effect beginning on the Closing and for a period of six years thereafter without any lapses in coverage, a directors’ and officers’ liability “tail” or “runoff” insurance program, selected by the General Partner (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company’s existing directors’ and officers’ liability policy, and in all other material respects shall be comparable to such existing coverage). Notwithstanding the foregoing, in no event shall Parent or the Surviving Entity or any of their Subsidiaries be required to pay annual premiums in the aggregate of more than an amount equal to 300% of the current annual premiums paid by the Company for such insurance to maintain or procure insurance coverage pursuant hereto.

(e) The Indemnitees are intended to be third party beneficiaries of this Section 6.6. This Section 6.6 shall survive the consummation of the Merger and shall be binding on all successors and assigns of Parent and the Surviving Entity.

Section 6.7 Documents and Information. After the Closing Date, Parent and the Surviving Entity shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Group Companies in existence on the Closing Date and make the same available for inspection and copying by the General Partner (at the General Partner’s expense) or any Seller (at such Seller’s expense) or the Representative (at the Representative’s expense) during normal business hours of Parent, the Surviving Entity or any of its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by Parent, the Surviving Entity or any of their respective Subsidiaries, without first advising the General Partner and the Representative in writing and giving the General Partner and the Representative a reasonable opportunity to obtain possession thereof.

Section 6.8 Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Parent hereby agrees that it is not authorized to and shall not (and shall not permit any of its Affiliates or its or their respective employees, agents or representatives to) contact any employee (excluding directors or officers), customer, supplier, distributor or other material business relation of any Group Company regarding any Group Company, its business or the transactions contemplated by this Agreement, in each case, without the prior written consent of the Company.

Section 6.9 Employee Benefits Matters.

(a) No later than five Business Days prior to the Closing Date, Parent shall offer employment, effective as of the Closing, to each (x) Property-Level Employee, and (y) each other employee of any Group Company or any of their respective Affiliates to whom Parent chooses to make an offer of employment hereunder (clauses (x) and (y) together, the “Transferred Employees”). Each offer of employment described in this Section 6.9(a) shall be for, and Parent shall during the period beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date provide each Transferred Employee with, (i) the same salary or hourly wage rate, in each case, as applicable to such employee immediately prior to the Closing Date and (ii) employee benefits and incentive compensation opportunity (excluding equity-based incentive opportunity) that are no less favorable in the aggregate than the employee benefits and incentive compensation plans maintained or provided by Parent and its Affiliates to their similarly-situated employees. Nothing in this Section 6.9(a) is intended to prohibit Parent or its Affiliate from terminating employment of a Transferred Employee before the first anniversary of the Closing Date for cause or any other reason that would support termination of employment of one of Parent’s or its Affiliate’s current employees in the ordinary course of business.

(b) Parent further agrees that, from and after the Closing Date, Parent shall and shall cause each Group Company to grant all of its employees credit for any service with each Group Company and each Affiliate of a Group Company earned prior to the Closing Date (a) for eligibility and vesting purposes and (b) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Parent or the Surviving Entity or any of its Subsidiaries on or after the Closing Date (the “New Plans”). From and after the Closing, Parent shall cause the Surviving Entity or its Subsidiaries, as applicable, to honor the employment, severance or similar agreements set forth on Schedule 6.9(e) between any Group Company or any Affiliate of a Group Company and any officer, director or employee thereof in accordance with their terms as in effect immediately prior to the Closing. In addition, Parent shall, to the extent reasonably practicable (or as permitted by the terms of the applicable plan), (i) cause to be waived all preexisting condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent inapplicable to, or waived or satisfied by an employee under any employee benefit plan maintained or provided by the Group Companies or their Affiliates as of the Closing Date and (ii) cause any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing Date by any employee (or covered dependent thereof) of any Group Company or any Affiliate of a Group Company to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out of pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation.

(c) As of the Closing Date, Parent or its applicable Affiliate may assume and be responsible for all liabilities and obligations under or in connection with that certain Client Services Agreement, dated March 26, 2012 (as amended, modified or supplemented, the “Totalsource Agreement”), by and between ADP Totalsource, Inc. and the General Partner (f/k/a Storage UPREIT Management, LLC), provided, that, until the Closing Date, the Parties shall use commercially reasonable efforts to reach a mutually acceptable agreement with ADP TotalSource, Inc. concerning the terms of such assumption that is reasonably acceptable to Parent and provided, further, that while the Company and General Partner shall, until the Closing Date, reasonably cooperate in sharing information to enable Parent or its Affiliate and ADP TotalSource to reach agreement, neither the Company nor the General Partner shall have any obligation to ensure that such agreement is reached, nor shall the Company or the General Partner or any of their respective Affiliates incur any obligation, cost, fee or expense in connection with the assignment of the Totalsource Agreement.

(d) As of the Closing, Parent shall be responsible for compliance with the requirements of Section 4980B of the Code and part 6 of subtitle B of Title I of ERISA and the regulations thereunder (“COBRA”) with respect to Transferred Employees and any of their dependents and beneficiaries, including with respect to the Transferred Employees and their dependents and beneficiaries who are “M&A Qualified Beneficiaries” within the meaning of COBRA.

(e) Except as set forth on Schedule 1.1(d), Parent shall be responsible for all liabilities incurred as a result of events occurring at or after the Closing that arise out of or relate to the employment or termination of employment of Transferred Employees or of such other employees of any Group Company or any of their respective Affiliates which are set forth on Schedule 6.9(e), whether at or after the Closing, and Parent shall indemnify and hold the General Partner harmless from any such liabilities incurred by the General Partner. In addition to, and not in limitation of, the foregoing, to the extent that any obligations under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq., the regulations and rules thereunder, or under any similar provision of any federal, state, foreign or local law, rule or regulation (collectively, a “WARN Obligation”) arise with respect to any loss of employment in connection with or as a result of the transactions contemplated by this Agreement by any employees who are employees of any Group Company or any of their respective Affiliates as of immediately prior to the Effective Time, whether at or after the Closing, Parent shall be solely responsible for such WARN Obligation and any associated obligations.

(f) This Section 6.9 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.9, express or implied, is intended to confer upon any employee of any Group Company or any Affiliate of a Group Company any right or remedy of any nature whatsoever under or by reason of this Section 6.9. Without limiting the foregoing, no provision in this Section 6.9 will create any third party beneficiary rights in any current or former employee, director, officer or consultant of any Group

Company or any Affiliate of a Group Company in respect of continued employment for any period (or resumed employment), or continued receipt of any specific employee benefit or any other matter, nor shall any provision in this Section 6.9 constitute an amendment to or any other modification of any New Plan or Employee Benefit Plan.

Section 6.10 Updated Disclosure Schedules. From and after the date of this Agreement until the Closing Date, the Company may prepare and deliver to Parent and Merger Sub supplements and/or amendments to the Schedules with respect to matters first arising after the date hereof (which may contain additional Schedules that are not in existence as of the date hereof relating to any of the provisions contained in Article 4) (in each case, such supplement, amendment or new Schedule being referred to as an “Update”); provided, that each such Update shall not be deemed to be an amendment to this Agreement or the Schedules for any purposes hereof.

Section 6.11 Termination and Assignment of Certain Agreements. Prior to the Closing, the Company shall have (a) caused to be terminated, each Contract listed on Schedule 6.11(a) (with such terminations to be effective as of the Closing and it being understood that provisions that expressly survive such termination in accordance with the applicable agreement will survive such termination in accordance with the terms of the applicable agreement), and (b) used reasonable best efforts to cause the General Partner to assign to the Company, and the Company shall assume, all of the General Partner’s obligations under the Contracts set forth on Schedule 6.11(b) (provided, that the foregoing shall not be deemed to impose any obligation on the Company or the General Partner to obtain the consent, approval or waiver of any third party with respect to, or incur any cost, fee or expense in connection with, the assignment of any Contract set forth on Schedule 6.11(b), it being agreed and understood that the failure of the Company or the General Partner to obtain any such consent, approval or waiver (or the failure to effect any such assignment) shall not be deemed to be a breach or violation of this Section 6.11 or a failed condition to Closing for any purpose hereunder, and in such event the General Partner shall have the right (in its sole discretion) to terminate or maintain any such Contract in accordance with the terms thereof).

Section 6.12 Debt Payoff. At least two (2) business days prior to the Closing, the Company shall deliver to Parent copies of any and all pay-off or defeasance letter(s), or other evidence of payment or defeasance, with respect to each Debt Payoff Recipient.

Section 6.13 Financing Cooperation.

(a) The Company agrees to provide all reasonable cooperation in connection with any debt, equity or other offering or source of financing by Parent and its Subsidiaries prior to the Closing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the business of the Group Companies and the Group Companies do not incur any out-of-pocket costs), including (a) participation in meetings with potential lenders and underwriters, upon reasonable prior notice by Parent, (b) furnishing Parent with pertinent information reasonably available to the Group Companies regarding the Group Companies and their business and properties, subject to the terms and conditions of the applicable confidentiality agreements, (c) assisting Parent, to the extent reasonably necessary, in obtaining customary accountants’ comfort letters and consents from the Company’s accountants, and (d) assisting with the preparation of customary materials in connection with any such other debt, equity or other offering or source of financing by the Parent to the extent such documents described in this clause (d) contain disclosure reflecting or referring to any of the Group Companies. Notwithstanding the foregoing, (i) the effectiveness of any documentation executed by any Group Company with respect to any assistance required pursuant to this Section 6.13(a) shall be subject in all events to the consummation of the Closing, failing which, such documentation shall be void and of no force or effect; and (ii) no Group Company shall be required to take any action pursuant to this Section 6.13(a) that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, its Organizational Documents or any applicable Laws.

(b) For purposes of this Agreement, references to “Debt Financing Commitments” shall refer to (i) the commitment letter dated as of the date hereof relating to a $1.35 Billion Senior Unsecured Acquisition Bridge Facility by and among Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Citigroup Global Markets Inc., SunTrust Bank, and SunTrust Robinson Humphrey, Inc., as lenders, and Sovran Self Storage, Inc. and Parent, and (ii) the commitment letter dated as of the date hereof relating to a $325 Million Senior Unsecured Backstop Bridge Facility by and among Wells Fargo Bank, National Association and Wells Fargo Securities, LLC, as lenders, and Sovran Self Storage, Inc. and Parent, executed copies of which have heretofore been furnished to the Company, and the “Debt Financing” shall refer to the financing contemplated by the Debt Financing Commitments. In no event shall Parent amend, modify or supplement, or waive any material right or condition under, the Debt Financing Commitments in any manner that would, or would reasonably be expected to, materially and adversely affect or delay Parent’s ability to consummate the Merger without the prior written consent of the Company. Parent shall keep the Company informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Debt Financing. Parent shall give the Company prompt notice upon becoming aware of, or receiving written notice with respect to, any unavailability of the Debt Financing or termination of any provision of the Debt Financing Commitments that would reasonably be expected to result in an amount being available less than what is required to pay any and all amounts required to be paid by Parent or Merger Sub hereunder. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any applicable market flex provisions) contemplated by the Debt Financing Commitments, Parent shall promptly notify the Company thereof and shall use its reasonable best efforts to arrange and obtain alternative financing from the same or alternative sources in an amount sufficient to pay any and all amounts required to be paid by Parent or Merger Sub hereunder as promptly as practicable following the occurrence of such event. To the extent Parent finances the transactions contemplated by this Agreement by raising money through an equity offering or through any alternative financing source, Parent shall not be obligated to continue to pursue the Debt Financing or may pursue it in a lesser amount of Debt Financing.

(c) The Group Companies, the Sellers and their respective Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or equityholders shall not have any rights or claims against any of the commercial banks, investment banks or other financial institutions providing financing to Parent or its Subsidiaries in connection with the transactions contemplated by this Agreement (each a “Debt Financing Party”) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the performance of any financing commitments of such Debt Financing Party with respect to the transactions contemplated hereby, whether at law or equity, in contract, in tort or otherwise. No Debt Financing Party shall have any liability (whether in contract, in tort or otherwise) to any Group Company, the Sellers and their respective Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or equityholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby, including any dispute arising out of or relating in any way to the performance of any financing commitments. Without limiting the foregoing, it is agreed that any claims or causes of action brought against any Debt Financing Party in its capacity as such will not be brought in any forum other than the federal and New York State courts located in the Borough of Manhattan within the City of New York and shall be governed by the law of the State of New York. It is further agreed that the Debt Financing Parties are intended third-party beneficiaries of, and shall be entitled to the protections of this Section 6.13(c) and Section 10.8.

Section 6.14 Notification of Certain Matters; Transaction Litigation.

(a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Merger, or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

(b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably be expected to be incapable of being satisfied by the Termination Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the applicable closing conditions would reasonably be expected to be incapable of being satisfied by the Termination Date; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties or the rights of termination of the parties under this Agreement.

(c) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any material suit, litigation, arbitration, claim, action or proceeding commenced or, to such party’s knowledge, threatened against, relating to or involving such party or any of the Group Companies or the Subsidiaries of Parent, respectively, which relate to this Agreement, the Merger, or the other transactions contemplated by this Agreement. The Company shall give Parent the opportunity to reasonably participate in the defense and settlement of any Unitholder or Warrant Holder litigation against the Company, the General Partner, and/or its controlling persons relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The existence of any such litigation shall not, in and of itself, have any effect on the satisfaction of any of the conditions to Closing set forth in Article 7.

Section 6.15 Public Announcements. Except for the disclosure permitted by this Section 6.15, prior to the Closing Date, none of the Parties nor any of their respective Affiliates shall issue any press release or public statement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Parties (which approval the other Parties shall not unreasonably withhold, condition or delay). Each of the Parties acknowledges and agrees that, on or following the date hereof, the Parties or certain of their Affiliates intend to make a public announcement with respect to this Agreement and the transactions contemplated hereby, which shall be subject to this Section 6.15; provided that any such public announcement, press release or other public disclosure shall be made in the form, and include only the content, reasonably agreed upon by the Parties prior to the date hereof. Notwithstanding the foregoing, a Party or its applicable Affiliates may make such disclosure as it determines in good faith is required by applicable Law, or by an obligation pursuant to any agreement with any national securities exchange or national securities association of the United States or any other jurisdiction, including disclosures in connection with any debt or equity offering by Parent or any Subsidiary of Parent; provided that, prior to issuing any such press release or public statement or other disclosure that contains any material information not contained in any prior press release, public statement, or other public disclosure, such Party or its applicable Affiliates shall advise the other Parties of such press release or public statement, shall discuss the contents of the disclosure with the other Parties and shall consider in good faith any modifications to such press release or public statement requested by the other Parties. Each Party and its Affiliates also may make announcements to its employees that are consistent with the public disclosures made by such Party.

ARTICLE 7

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1 Condition to the Obligations of the Company, Parent and Merger Sub. The obligations of the Company, Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the party for whose benefit such condition exists) of the following condition:

(a) no Law, executive order, decree or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity preventing or prohibiting or making illegal the consummation of the Merger shall be in effect.

Section 7.2 Other Conditions to the Obligations of Merger Sub and Parent. The obligations of Merger Sub and Parent to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver by Merger Sub and Parent of the following further conditions:

(a) (i) the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Capitalization of the Group Companies), Section 4.3 (Authority), and Section 4.16 (Brokers) shall be true and correct in all material respects as of the Closing Date, as though made as of the Closing Date (other than any representations and warranties that are made on and as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date), and (ii) each of the other representations and warranties of the Company set forth in Article 4 hereof shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than any representations and warranties that are made on and as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date), except to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (provided, that for the purposes of the foregoing clause (iii), qualifications as to materiality and Company Material Adverse Effect contained in such representations and warranties, other than in clause (i) of Section 4.7, shall not be given effect);

(b) the Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Company under this Agreement on or prior to the Closing Date; and

(c) prior to or at the Closing, the Company shall have delivered a certificate of an authorized officer of the Company or its general partner, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a) and Section 7.2(b) are satisfied.

Section 7.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) the representations and warranties set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Authority), Section 5.5 (Brokers), and Section 5.6 (Financing) shall be true and correct in all material respects as of the Closing Date, as though made as of the Closing Date (other than any representations and warranties that are made on and as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date), and (ii) each of the other representations and warranties of Merger Sub and Parent set forth in Article 5 hereof shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than any representations and warranties that are made on and as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date), except to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates have not and would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby (provided, that for the purposes of the foregoing clause (ii), qualifications as to materiality contained in such representations and warranties shall not be given effect);

(b) Merger Sub and Parent shall each have performed and complied in all material respects with all covenants required to be performed or complied with by them under this Agreement on or prior to the Closing Date; and

(c) prior to or at the Closing, each of Parent and Merger Sub shall have delivered a certificate of an authorized officer of Parent and an authorized officer of Merger Sub or its general partner, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.5 or elsewhere in this Agreement.

ARTICLE 8

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Parent and the Company;

(b) by Parent, if any of the representations or warranties of the Company set forth in Article 4 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that, in each case, the condition to Closing set forth in either Section 7.2(a) or Section 7.2(b), as applicable, would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) Business Days after written notice thereof is delivered to the Company; provided that Parent and Merger Sub are not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties of Parent or Merger Sub set forth in Article 5 shall not be true and correct or if either Parent or Merger Sub has failed to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement (including an obligation to consummate the Closing) such that, in each case, the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty

(20) Business Days after written notice thereof is delivered to Parent; provided that the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 7.2(a) or Section 7.2(b) from being satisfied;

(d) by either Parent or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to August 15, 2016 (as such date may be extended as provided in Section 10.19(b), the “Termination Date”); provided, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(d) shall not have breached its obligations under this Agreement in any manner that shall have primarily caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date; or

(e) by either Parent or the Company, if any Governmental Entity shall have issued any order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall have used reasonable best efforts to remove such order, decree, ruling or other action; provided, further, that no Party shall be permitted to terminate this Agreement pursuant to this Section 8.1(e) if the imposition of such order, decree, ruling or other action was primarily due to the failure of such Party to perform its obligations under this Agreement.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors or equityholders) with the exception of (a) the proviso in clause (i) of Section 6.5(a) and the provisions of this Section 8.2, Section 6.4, Section 6.13(c), Article 9 and Article 10 and the definitions of all defined terms appearing in such sections, each of which provisions shall survive such termination and remain valid and binding obligations of the Parties, and (b) any liability of any Party hereto for any willful or intentional breach of or failure to perform any of its obligations under this Agreement prior to such termination (and, for the avoidance of doubt, any failure by Parent or Merger Sub or the Company to consummate the transactions contemplated by this Agreement when such transactions are required to be consummated pursuant to Section 2.2 shall be deemed to be a willful or intentional breach of this Agreement); provided, that in the case of any such willful or intentional breach by a Party and notwithstanding anything to the contrary in this Agreement, the Parties agree that the Company and the Sellers, in the case of a breach by Parent or Merger Sub, and Parent in the case of a breach by the Company shall be irreparably harmed by such breach (notwithstanding the fact that the Sellers are not signatories hereto), and the Sellers and the non-breaching Parties shall be entitled to all remedies available at law or in equity, including equitable relief (including specific performance, and in each case without the necessity of proving actual harm or posting a bond or other security), consequential, indirect and/or special damages, damages for the benefit of the bargain lost by the Sellers and the non-breaching Parties (taking into consideration relevant matters, including the opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and the time value of money), and, in the case of a breach by Parent or Merger Sub, diminution in value of the Group Companies and the reimbursement of the Sellers’ and the non-breaching Parties’ costs and expenses. The Parties expressly agree that the Company shall be entitled to receive any damages that may be claimed by Sellers. Nothing herein shall limit or prevent any party hereto from exercising any rights or remedies it may have under Section 10.19. Each of the parties acknowledge and agree that the Sellers are express third party beneficiaries of this Section 8.2 and are entitled to enforce the provisions of this Section 8.2 against Parent and Merger Sub (including by bringing any claim, action, suit or other proceeding against Parent or Merger Sub, whether for damages, equitable relief or otherwise).

ARTICLE 9

REPRESENTATIVE OF SELLERS

Section 9.1 Authorization of Representative.

(a) Fortis Advisors LLC, is hereby, effective from and after the Closing, appointed, authorized and empowered to act as Representative, for the benefit of Sellers, as the exclusive agent and attorney-in-fact to act on behalf of each Seller, in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority:

(i) to execute and deliver such waivers and consents in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby as the Representative, in its sole discretion, may deem necessary or desirable;

(ii) to communicate with the Paying Agent, on behalf of the Sellers, who shall (A) collect and receive all moneys and other proceeds and property payable to the Sellers from Parent and/or the Surviving Entity as described herein, and (B) subject to any applicable withholding retention Laws, disburse and pay (or cause to be disbursed and paid) the same to each Seller in accordance with this Agreement and the Partnership Agreement; and

(iii) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, instruments, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith or therewith.

Notwithstanding the foregoing, the Representative shall have no obligation to act on behalf of the Sellers, except as expressly provided herein and in the Representative Engagement Agreement in connection with the transactions contemplated hereby. For the avoidance of doubt, the Representative shall have no obligation in any Ancillary Document, Schedule or Exhibit (excluding any obligation of the Representative under any Letter of Transmittal).

(b) The Representative hereby accepts, effective from and after the Closing, the foregoing appointment and agrees to serve as Representative, subject to the provisions hereof, for the period of time from and after the date hereof.

(c) The Representative may resign at any time in accordance with the terms of the Representative Engagement Agreement or be removed or replaced by the General Partner. All of the indemnities and immunities granted to the Representative under this Agreement shall survive the Closing Date, any termination of this Agreement and/or the resignation or removal of the Representative. All of the powers granted to the Representative under this Agreement shall survive the Closing Date.

(d) Parent and the Surviving Entity shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon Sellers and each Seller’s successors as if expressly confirmed and ratified in writing by such Seller. All defenses which may be available to any Seller to contest, negate or disaffirm the action of the Representative taken in good faith under this Agreement or the Representative Engagement Agreement are hereby waived. The Representative shall be entitled to (i) rely upon the Waterfall Spreadsheet, (ii) rely upon any signature believed by it to be genuine and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Seller or other party.

(e) The grant of authority provided for herein and the powers, immunities and rights to indemnification granted to the Representative Group (i) are coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller and shall be binding on any successor thereto, and (ii) shall survive the consummation of the Merger.

(f) The General Partner has entered into an engagement agreement with the Representative (the “Representative Engagement Agreement”) to provide direction to the Representative in connection with its services under this Agreement and the Representative Engagement Agreement. The Sellers shall indemnify and hold harmless the Representative (and its members, managers, directors, officers, contractors, agents and employees (collectively, the “Representative Group”)) against any liabilities, losses, claims, damages, fees, costs, expenses (including reasonable fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, the “Representative Expenses”) resulting from its role as Representative, except to the extent arising from the Representative’s fraud, willful misconduct or gross negligence. The Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement or the transactions contemplated hereby. Furthermore, the Representative shall not be required to take any action unless the Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Representative against the costs, expenses and liabilities which may be incurred by the Representative in performing such actions; provided, that amounts paid to the Representative pursuant to the Representative Engagement Agreement were determined by the Representative to be sufficient remuneration for acting as the Representative of the Sellers for the purposes contemplated by this Agreement.

(g) The Representative shall not have, by reason of this Agreement, the Representative Engagement Agreement, a Letter of Transmittal or otherwise, a fiduciary relationship in respect of any Seller. The Representative Group shall not be liable to any Seller for any action taken or omitted to be taken by it or any agent employed by it under this Agreement, the Representative Engagement Agreement, a Letter of Transmittal or under any other Ancillary Document, except that the Representative shall not be relieved of any liability imposed by law for its own fraud, willful misconduct or gross negligence. The Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, a Letter of Transmittal or any other Ancillary Document. The Representative shall not be responsible to the Sellers for the value, validity, effectiveness, enforceability or sufficiency of this Agreement or any other Ancillary Documents nor shall the Representative be under any obligation to any Seller to ensure the observance or performance by Parent or Merger Sub of their obligations under this Agreement. Neither the Representative Group nor any agent employed by it shall incur any liability to any Seller by virtue of the failure or refusal of the Representative for any reason to consummate the transactions contemplated by this Agreement or relating to the performance of its other duties in connection with the transactions contemplated by this Agreement, except for actions or omissions constituting fraud, willful misconduct or gross negligence.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Entire Agreement; Assignment. This Agreement (including the Schedules, the Ancillary Documents and the Confidentiality Agreement) (a) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned by any Party (whether by operation of Law or otherwise), other than an assignment of rights (but not obligations) for collateral purposes, without the prior written consent of Parent, Merger Sub and the Company, prior to the Closing, or the Representative, following the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.1 shall be void.

Section 10.2 Survival. The Parties, intending to modify and shorten or eliminate any applicable statute of limitations, agree that (a)(i) the representations and warranties in this Agreement and in any certificate delivered pursuant hereto and (ii) the covenants in this Agreement requiring performance prior to the Closing shall, in each case, terminate and be of no further force and effect, effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by or on behalf of, any party or any party’s Affiliates (or any of the employees, directors or officers of any of the foregoing) in respect thereof (including in respect of any breach thereof), and (b) the covenants in this Agreement that contemplate performance after the Closing or expressly by their terms survive the Closing shall survive the Closing in accordance with their respective terms or until fully performed.

Section 10.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, electronic mail, facsimile transmission or by reputable overnight courier service (charges prepaid) and shall be deemed given when so delivered personally, by e-mail (so long as the sender of such e-mail does not receive an automatic reply from the recipient’s e-mail server indicating that the recipient did not receive such e-mail), by facsimile transmission (so long as confirmation of facsimile transmission is obtained by the sender) or one day after being sent by overnight courier, to the other parties hereto as follows; provided, that with respect to notices delivered to the Representative, such notices must be delivered solely via e-mail or facsimile transmission:

To Parent or Merger Sub or the Surviving Entity (after the Merger):

Sovran Acquisition Limited Partnership

6467 Main Street

Williamsville, NY 14221

Attention: Andrew Gregoire

E mail: agregoire@sovranss.com

Facsimile: (716) 633-1860

and

Attention: David Rogers

E mail: drogers@sovranss.com

Facsimile: (716) 633-1860

with copies (which shall not constitute notice to any of such Persons) to:

Hogan Lovells US LLP

555 13th Street, NW

Washington, DC 20007

Attention: Bruce W. Gilchrist

E mail: bruce.gilchrist@hoganlovells.com

Facsimile: (202) 637-5911

and

Phillips Lytle LLP

125 Main Street

Buffalo, NY 14203

Attention: Frederick G. Attea

E-mail: fattea@phillipslytle.com

Facsimile: (716) 852 6100

To the Company (prior to the Closing):

LifeStorage, LP

1380 Lead Hill Blvd., Suite 200

Roseville, CA 95661

Attention: Keith Gee

E mail: kgee@lifestorage.com

with a copy (which shall not constitute notice to any of such Persons) to:

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, CA 90071

Attention: David Meckler; Julian Kleindorfer

E mail: david.meckler@lw.com; julian.kleindorfer@lw.com

Facsimile: (714) 755-8290

To the Representative:

Fortis Advisors LLC

Attention: Notice Department

E mail: notices@fortisrep.com

Facsimile: (858) 408-1843

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

Section 10.4 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 10.5 Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement, the Ancillary Documents and the transactions contemplated by this Agreement and the Ancillary Documents, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party hereto incurring such fees or expenses; provided, that in the event that the transactions contemplated by this Agreement are consummated, Parent shall, or shall cause the Company to, pay all Sellers Expenses that are unpaid prior to the Closing in accordance with Section 2.10(b)(ii).

Section 10.6 Construction; Interpretation. The term “this Agreement” means this Agreement and Plan of Merger together with all Schedules and exhibits to this Agreement (“Exhibits”), as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any reference in this Agreement to “dollars” or “$” shall mean U.S. dollars. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; and (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation or warranty, (ii) such item is otherwise specifically set forth on the balance sheet or financial statements or (iii) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

Section 10.7 Exhibits and Schedules. All Exhibits and Schedules or other documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed on any Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other section is reasonably apparent. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. No disclosure on any Schedule relating to a possible breach or violation of any Contract, Law or order shall be construed as an admission or indication that breach or violation exists or has actually occurred. Any capitalized terms used in any Exhibit or the Schedules but not otherwise defined therein shall be defined as set forth in this Agreement.

Section 10.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except as provided in Section 6.6, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, (a) the Sellers are third party beneficiaries of Article 2, Section 8.2, Article 9, and Section 10.15, (b) the Indemnitees are third party beneficiaries of Section 6.6, (c) the General Partner is a third party beneficiary of Section 6.9(e) and (d) the lenders with respect to the Debt Financing Commitments are third party beneficiaries of Section 6.13(c) and clause (a) of Section 8.2.

Section 10.9 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by Law.

Section 10.10 Amendment. Prior to the Effective Time, subject to applicable Law and Section 10.11, this Agreement may be amended or modified only in accordance with Section 6.10 or by a written agreement executed and delivered by duly authorized officers of Parent, Merger Sub and the Company. After the Effective Time, subject to applicable Law, this Agreement may be amended or modified only by written agreement executed and delivered by duly authorized officers of the Surviving Entity and the Representative. This Agreement may not be modified or amended except as provided in the immediately preceding two sentences and any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 10.10 shall be void.

Section 10.11 Extension; Waiver. At any time prior to the Closing, the Company (on behalf of itself, the Representative and Sellers) may (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub contained herein, (b) waive any inaccuracies in the representations and warranties of Parent or Merger Sub contained herein or in any document, certificate or writing delivered by Parent or Merger Sub pursuant hereto or (c) waive compliance by Parent or Merger Sub with any of the agreements or conditions contained herein. At any time prior to the Closing, Parent may (i) extend the time for the performance of any of the obligations or other acts of the Company or Sellers contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company contained herein or in any document, certificate or writing delivered by the Company pursuant hereto or (iii) waive compliance by the Company with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 10.12 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.13 Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub hereunder are jointly and severally guaranteed by each other.

Section 10.14 Independent Analysis; No Other Representations; Acquisition for Investment.

(a) Each of Parent and Merger Sub expressly acknowledges and agrees that it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition (financial or otherwise), operations and prospects of the Group Companies, and made an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents to which it is a party and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement, Parent and Merger Sub represent, warrant, covenant and agree, on behalf of themselves, their respective Affiliates and their respective financing sources, that in determining to enter into and consummate this Agreement, the transactions contemplated hereby and any related financing, that they have relied solely upon the representations and warranties of the Company expressly contained in Article 4, and have not relied upon any other representation or warranty made or purported to be made by any Person. Each of Parent and Merger Sub acknowledges, on behalf of themselves, their respective Affiliates and their respective financing sources, that, other than as set forth in Article 4, none of the Sellers, the Group Companies or any of their respective directors, officers, employees, Affiliates, equityholders, partners, agents or representatives makes or has made any representation or warranty, either express or implied, regarding any matter, including (i) as to the accuracy or completeness of any of the information provided or made available to Parent or Merger Sub or any of their respective agents, representatives, lenders or Affiliates or (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Group Company heretofore or hereafter delivered to or made available to Parent and Merger Sub or any of their respective agents, representatives, lenders or Affiliates. Without limiting the generality of the foregoing, none of the Sellers, the Group Companies or any of their respective directors, officers, employees, Affiliates, equityholders, partners, agents or representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business, assets or liabilities of the Group Companies made available to Parent or Merger Sub, including due diligence materials, memoranda or similar materials, or in any presentation of the business of the Group Companies by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by either Parent or Merger Sub in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available to Parent or Merger Sub and their respective representatives and advisors are not and shall not be deemed to be or to include representations or warranties of any Group Company or Sellers, and are not and shall not be deemed to be relied upon by either Parent or Merger Sub in executing, delivering and performing this Agreement and the transactions contemplated hereby.

(c) Each of Parent and Merger Sub expressly acknowledge and agree that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub expressly acknowledge and agree that it is acquiring the Company, its Subsidiaries and the Units for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling any equity interests of the Surviving Entity. Each of Parent and Merger Sub understands and agrees that the Units and any equity interests of the Surviving Entity may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.

Section 10.15 No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such, and notwithstanding anything that may be expressed or implied in this Agreement, Parent and Merger Sub agree and acknowledge, on behalf of themselves, their respective Affiliates and their respective financing sources, that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement or in connection with the transactions contemplated hereby shall be had against any Seller or Affiliate thereof, or former, current or future direct or indirect equity holder, controlling Person, management company, incorporator, member, partner, manager, director, officer, employee, agent, Affiliate, attorney or representative of, or any financial advisor or lender to (all above-described Persons, collectively, “Affiliated Persons”) a Seller or any Affiliate of such Seller, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Seller, any of their Affiliates or their respective Affiliated Persons, for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Seller, any of their Affiliates or their respective Affiliated Persons.

Section 10.16 Release. Effective as of the Closing Date, except for any rights or obligations under this Agreement or the Ancillary Documents that expressly survive the Closing, each of Parent and the Surviving Entity on behalf of itself and each of its Affiliates and each of its current and former officers, directors, employees, partners, members, equityholders, advisors, successors and assigns (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Sellers, their respective Affiliates and each of their respective current and former officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever arising out of this Agreement and the transactions contemplated hereby (other than any such covenants and other matters that expressly survive the Closing) and the conduct of business of any Group Company prior to the Closing whether in law or in equity which the Releasing Parties may have against each of the Released Parties, now or in the future, in each case, in respect of any cause, matter or thing relating to any of the Released Parties occurring or arising on or prior to the date of this Agreement.

Section 10.17 WAIVER OF JURY TRIAL. THE PARTIES EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.18 JURISDICTION AND VENUE. EACH OF THE PARTIES SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHANCERY COURT OF THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT SITTING IN DELAWARE) IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. EACH PARTY AGREES THAT SERVICE OF SUMMONS AND

COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION OR PROCEEDING MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS OF THE PARTY AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 10.3. NOTHING IN THIS SECTION 10.18, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY AGREES THAT A FINAL, NON-APPEALABLE JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 10.19 Remedies.

(a) Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. The Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Notwithstanding the foregoing, no breach of any representation, warranty or covenant contained herein or in any certificate delivered pursuant to this Agreement shall give rise to any right on the part of Parent, Merger Sub, the Company or any Seller, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

(b) To the extent any Party brings a proceeding, action or other similar process to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing (other than an action brought following valid termination of this Agreement to enforce specifically any provision that expressly survives termination of this Agreement), and such remedy is available to such Party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such proceeding, action or other similar process or (ii) such other time period established by the court presiding over such proceeding, action or other similar process.

Section 10.20 Waiver of Conflicts; Non-Assertion of Attorney-Client Privilege.

(a) Each of Parent and Merger Sub acknowledges that Latham & Watkins LLP (“Prior Company Counsel”) has, on or prior to the Closing Date, represented one or more of the Sellers and the Company, its Subsidiaries and other Affiliates, and their respective partners, members, equityholders, officers, employees and directors (each such Person, other than the Company and its Subsidiaries, a “Designated Person”) in one or more matters relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) (each, an “Existing Representation”), and that, in the event of any post-Closing matters (i) relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) and (ii) in which Parent, Merger Sub or any of their respective Affiliates (including, after the Closing, the Surviving Entity and its Subsidiaries), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), the Designated Persons reasonably anticipate that Prior Company Counsel will represent them in connection with such matters. Accordingly, each of Parent, Merger Sub and the Surviving Entity hereby (A) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more Prior Company Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representations”) and (B) agrees that, in the event that a Post-Closing Matter arises, Prior Company Counsel may represent one or more Designated Persons in such Post-Closing Matter even though the interests of such Person(s) may be directly adverse to Parent, Merger Sub or any of their respective Affiliates (including, after the Closing, the Surviving Entity and its Subsidiaries), and even though Prior Company Counsel may have represented the Company or its Subsidiaries in a matter substantially related to such dispute. Without limiting the foregoing, each of Parent, Merger Sub and the Surviving Entity (on behalf of itself and its Affiliates) consents to the disclosure by Prior Company Counsel, in connection with one or more Post-Closing Representations, to the Designated Persons of any information learned by Prior Company Counsel in the course of one or more Existing Representations, whether or not such information is subject to the attorney-client privilege of the Company or any of its Subsidiaries and/or Prior Company Counsel’s duty of confidentiality as to the Company or any of its Subsidiaries and whether or not such disclosure is made before or after the Closing.

(b) Each of Parent, Merger Sub and the Surviving Entity (on behalf of itself and its Affiliates) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between any Prior Company Counsel, on the one hand, and any Designated Person or the Company or any of its Subsidiaries (collectively, the “Pre-Closing Designated Persons”), or any advice given to any Pre-Closing Designated Person by any Prior Company Counsel, occurring during one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing

Representation, including in connection with a dispute between any Designated Person and one or more of Parent, Merger Sub, the Surviving Entity and their respective Affiliates, it being the intention of the Parties that all rights to such Pre-Closing Privileges, and all rights to waiver or otherwise control such Pre-Closing Privilege, shall be retained by the General Partner, and shall not pass to or be claimed or used by Parent, Merger Sub or the Surviving Entity, except as provided in the last sentence of this Section 10.20(b). Furthermore, each of Parent, Merger Sub and the Surviving Entity (on behalf of itself and its Affiliates) acknowledges and agrees that any advice given to or communication with any of the Designated Persons shall not be subject to any joint privilege (whether or not the Company or one more of its Subsidiaries also received such advice or communication) and shall be owned solely by such Designated Persons. Notwithstanding the foregoing, in the event that a dispute arises between Parent, Merger Sub or the Surviving Entity or any of its Subsidiaries, on the one hand, and a third party other than a Designated Person, on the other hand, the Surviving Entity shall (and shall cause its Affiliates to) assert the Pre-Closing Privileges on behalf of the Designated Persons to prevent disclosure of Privileged Materials to such third party; provided, however, that such privilege may be waived only with the prior written consent, and shall be waived upon the written instruction, of the General Partner.

(c) All such Pre-Closing Privileges, and all books and records and other documents of the Company and its Subsidiaries containing any advice or communication that is subject to any Pre-Closing Designated Privilege (“Privileged Materials”), shall be excluded from the purchase, and shall be distributed to the General Partner (on behalf of the applicable Designated Persons) immediately prior to the Closing with (in the case of such books and records) no copies retained by the Company or any of its Subsidiaries. Absent the prior written consent of the General Partner, neither Parent or Merger Sub nor (following the Closing) the Surviving Entity shall have a right of access to Privileged Materials.

(d) Parent and Merger Sub each hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates and the Surviving Entity) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Company Counsel. This Section 10.20 shall be irrevocable, and no term of this Section 10.20 may be amended, waived or modified, without the prior written consent of the General Partner and its Affiliates and Prior Company Counsel affected thereby.

Section 10.21 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

*    *    *    *    *

IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.

COMPANY:

LIFESTORAGE, LP

By:	LifeStorage Management, LLC, its general partner

By:	/s/ Mark Good
	Name:	Mark Good
	Title:	CEO

[Signature Page to Merger Agreement]

REPRESENTATIVE:

FORTIS ADVISORS LLC

By:	/s/ Adam Lezack
Adam Lezack
Managing Director

[Signature Page to Merger Agreement]

PARENT:

SOVRAN ACQUISITION LIMITED PARTNERSHIP

By:	Sovran Holdings, Inc., its general partner

By:	/s/ David Rogers
	Name:	David Rogers
	Title:	Chief Executive Officer

MERGER SUB:

SOLAR LUNAR SUB LLC

By:	Sovran Acquisition Limited Partnership, its sole member

By:	Sovran Holdings, Inc., its general partner

By:	/s/ David Rogers
	Name:	David Rogers
	Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

FORM OF LETTER OF TRANSMITTAL

For Delivery of Units of LifeStorage, LP, a Delaware limited partnership (the “Company”), pursuant to the Agreement and Plan of Merger, dated as of [ ● ], 2016 (the “Merger Agreement”), by and among the Company, [Parent], a [ ● ] [ ● ] (“Parent”), [Merger Sub], a Delaware limited partnership (“Merger Sub”), and Fortis Advisors LLC, a Delaware limited liability company, as the Sellers’ representative (the “Representative”). Capitalized terms used but not otherwise defined in this letter shall have the respective meanings attributed to such terms in the Merger Agreement.

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ON PAGE 6 HEREOF WILL NOT CONSTITUTE A VALID DELIVERY

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

NOTE: SIGNATURES MUST BE PROVIDED BELOW

•	All holders of Units must complete Boxes A and B and sign on page 13.

Please also read the “General Instructions” on page 4 for instructions on compiling this form.

BOX A –Registered Holder(s) Address	BOX B – Company Unit Certificate(s) Enclosed (if any)

	Company Unit Certificate(s) (Attach additional signed list, if necessary)	Number and Type of Units Held and Represented by Each Company Unit Certificate (if applicable):
Print Name of Registered Holder Here

Telephone Number	Total Units Surrendered:

•	☐ Lost Company Unit Certificates. I have lost my certificate(s) for Units and require assistance in replacing the Units.

☐ Uncertificated Units. My Units are uncertificated. If you believe your Units are uncertificated, please contact the Company before returning this Letter of Transmittal, as all Units have been certificated.

•	NOTE: YOU DO NOT NEED TO SIGN THE BACK OF YOUR UNIT CERTIFICATE.

BOX C – New Registration Instructions	BOX D – One Time Delivery Instructions

If you want the check or wire transfer to be issued in the name(s) of someone other than the registered holder(s) in Box A, please complete this section.	To be completed ONLY if the check is to be delivered to an address other than that listed in Box A.

ISSUE TO:	MAIL TO:

Name	Name

Street Address	Street Address

City, State and Zip Code	City, State and Zip Code

•	Please remember to complete and sign the enclosed IRS Form W-9 or appropriate IRS Form W-8 to avoid backup withholding. All holders that are U.S. persons (as defined below) are requested to provide a FIRPTA certificate. Please see instructions further below.

BOX E – Medallion Guarantee

If (and only if) you have completed Box C, or all registered holders are not listed on the bank account provided in Box G (if you elected a wire payment) your signature must be Medallion Guaranteed by an eligible financial institution.

Note: A notarization by a notary public is not acceptable

BOX F – Optional Bank Wire Instructions
NOTE: This wire request is optional. If the name on the bank account does not include all registered holders, a medallion guarantee is required in Box E. If you complete Box F and any of the information is incomplete, illegible or otherwise deficient, you will receive a check for your proceeds. In connection with the above referenced merger, please wire the entitled funds as follows:

*ABA Routing Number

Bank Name

Bank Address

Name on Bank Account

Bank Account Number

For Further Credit To Name (if applicable)

For Further Credit To Account Number (if applicable)

Swift or IBAN (if applicable)

Intermediary Bank ABA (if foreign)

•	By completion of Box F, the registered holder(s) hereby agree(s) that the above wire instructions are true and correct and by endorsing this Letter of Transmittal the person authorized to act on behalf of this account is directing [ ● ], as Paying Agent, to make payment of the merger consideration represented by this Letter of Transmittal to the bank account listed above.

•	*The ABA Routing Number for “incoming FED WIRES” is often different than the ABA Routing Number used for direct deposit or the ABA Routing Number on the bottom of your check or deposit slip. Please check with your bank to obtain the correct ABA Routing Number for your wire.

•	If you have completed Box C, [ ● ] will use the payment information provided in Box C “New Registration Instructions” and/or Box F “Optional Wire Instructions” for any future payments unless a new Letter of Transmittal is completed to update such payment instructions.

General Instructions

Please read this information carefully.

BOX A – Registered Holder: All registered holders must complete Box A. If your permanent address should change in the future, please notify [ ● ] at the number listed below.

BOX B – Certificate Detail: List all certificate numbers (if any) and Company Unit Certificates submitted in Box B. If you believe your Units are uncertificated, please contact the Company prior to returning this Letter of Transmittal, as all Units have been certificated. If your certificate(s) are lost, please check the appropriate box below Box A, complete the Letter of Transmittal and return the Letter of Transmittal to [ ● ]. You will be contacted if a fee and/or additional documents are required to replace lost unit certificate(s). You do not need to sign the back of your certificate. Originals are required for valid presentment of Unit certificates.

BOX C – New Registration: Provide the new registration instructions (name and address) in Box C if your payment is to be made to anyone other than the registered holder of your Units. Signature must be that of the new registration indicated. All changes in registration require a Medallion Signature Guarantee. Joint registrations must include the form of tenancy. Custodial registrations must include the name of the custodian (only one). Trust account registrations must include the names of all current acting trustees and the date of the trust agreement. If your payment is to be made to anyone other than the registered holder of your Units and this transaction results in proceeds to you at or above $[ ● ], you may be contacted by [ ● ] regarding such payment. [ ● ] will make all future payments (if any) to this new registration unless the payment instructions are updated by the new registered holder prior to any additional payment.

BOX D – One Time Delivery: Any address shown in Box D will be treated as a one-time only mailing instruction, and your address in Box A will be used for any future payments and communications.

•	BOX E – Signature Guarantee: Box E (Medallion Guarantee) only needs to be completed if the name on the check, or on the account to which funds will be transferred, will be different from the current registration shown in Box A. This guarantee is a form of signature verification which can be obtained through an eligible financial institution such as a commercial bank, trust company, securities broker/dealer, credit union or savings institution participating in a Medallion program approved by the Securities Transfer Association.

BOX F – Wire Instructions: To elect a bank wire transfer please complete Box F in its entirety. A bank wire transfer, rather than payment by check, will help to expedite your receipt of the funds. Please contact your bank for questions regarding the appropriate bank routing number and account number to be used.

IRS Form W-9 or appropriate IRS Form W-8; Certificate of Non-Foreign Status: If the person receiving payment for the Units is a “U.S. person” (see definition below), complete and sign (i) the enclosed IRS Form W-9 to certify that the payee’s tax identification number (“TIN”) is correct and whether such person is subject to backup withholding and (ii) the applicable version of the enclosed FIRPTA certificate to certify such payee’s non-foreign status. Certain holders or payees (including, among others, corporations, non-resident foreign individuals and foreign entities) are not subject to backup withholding and reporting requirements. If the person receiving payment for the Units is not a “U.S. person,” complete and sign an applicable IRS Form W-8 (usually, IRS Form W-8BEN or W-8BEN-E). IRS Form W-9 or IRS Forms W-8 may be obtained at www.irs.gov.

•	Please consult your accountant or tax advisor for further guidance regarding the completion of IRS Form W-9, IRS Form W-8BEN, or other applicable IRS Form W-8 to claim exemption from backup withholding. Failure to provide a properly completed and signed IRS Form W-9 or a properly completed and signed IRS Form W-8BEN or other applicable IRS Form W-8 may result in backup withholding under U.S. law on any merger consideration payments and may result in a penalty imposed by the IRS.

•	Definition of “U.S. Person”: For U.S. federal tax purposes, you are considered a U.S. person if you are (1) an individual who is a U.S. citizen or U.S. resident alien, (2) a partnership, corporation, company or association created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income tax regardless of its source, or (4) a domestic trust (as defined in U.S. Treasury Regulations section 301.7701-7).

Deficient Presentments: If you request a registration change that is not in proper form, the required documentation will be requested from you and this will delay processing of any funds.

Returning Signed Letter of Transmittal and Certificates: Return this Letter of Transmittal duly executed, with the certificate(s) (if any) to be exchanged for your Per Unit Payments only to [ ● ] at the address below. The method of delivery is at your option and your risk, but it is recommended that documents be delivered via a registered method, insured for 2% of the value of your Units.

By Mail to:

[ ● ]

Attention [ ● ]

[Address]

[City, State, Zip]

With an additional copy not required for valid delivery by facsimile or electronic mail to

Latham & Watkins LLP

Attention: Daniel Breslin

Facsimile: 312-993-9767

Email: daniel.breslin@lw.com

For additional information please contact [Fortis Shareholder Services team] at [phone number] or [email address].

•	Please read and acknowledge your agreement therewith by signing below.

•	Reference is made to the Agreement and Plan of Merger, dated as of [ ● ], 2016 (the “Merger Agreement”), by and among LifeStorage, LP, a Delaware limited partnership (the “Company”), [Parent], a [ ● ] [ ● ] (“Parent”), [Merger Sub], a Delaware limited partnership (“Merger Sub”), and Fortis Advisors LLC, a Delaware limited liability company, as the Sellers’ representative (the “Representative”), as the same may be modified or amended after such date. Capitalized terms used but not otherwise defined in this Letter of Transmittal shall have the respective meanings attributed to such terms in the Merger Agreement. The descriptions of the terms and conditions of the Merger Agreement contained in this Letter of Transmittal are qualified in their entirety by reference to the Merger Agreement.

•	By signing this Letter of Transmittal, the undersigned hereby acknowledges and agrees to all of the terms and conditions of the Merger Agreement, including, without limitation:

a.	The cancellation of all of the undersigned’s Units at the Effective Time in exchange for the right to receive the applicable Per Unit Payment.

b.	That Fortis Advisors LLC, effective from and after the Closing, is appointed, authorized and empowered to act as Representative, for the benefit of the undersigned, as the exclusive agent and attorney-in-fact to act on behalf of the undersigned, in connection with and to facilitate the consummation of the transactions contemplated by the Merger Agreement, which shall include the power and authority:

i.	to execute and deliver such waivers and consents in connection with the Merger Agreement and the consummation of the transactions contemplated thereby as the Representative, in its sole discretion, may deem necessary or desirable;

ii.	to communicate with the Paying Agent, who shall (A) collect and receive all moneys and other proceeds and property payable to the undersigned from Parent and/or the Surviving Partnership as described in the Merger Agreement, and (B) subject to any applicable withholding retention Laws, disburse and pay (or cause to be disbursed and paid) the same to the undersigned in accordance with the Merger Agreement and the Partnership Agreement; and

iii.	to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, instruments, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by the Merger Agreement and all other agreements, documents or instruments referred to therein or executed in connection therewith.

•	Notwithstanding the foregoing, the Representative shall have no obligation to act on behalf of the undersigned, except as expressly provided in the Merger Agreement and in the Representative Engagement Agreement in connection with the transactions contemplated by the Merger Agreement. For the avoidance of doubt, the Representative shall have no obligation in any Ancillary Document, Schedule or Exhibit (excluding any obligation of the Representative under any Letter of Transmittal).

c.	That the Representative may resign at any time in accordance with the terms of the Representative Engagement Agreement or be removed or replaced by the General Partner. All of the indemnities and immunities granted to the Representative under the Merger Agreement shall survive the Closing Date, any termination of the Merger Agreement and/or the resignation or removal of the Representative. All of the powers granted to the Representative under the Merger Agreement shall survive the Closing Date.

d.	That the grant of authority provided for herein and in the Merger Agreement and the powers, immunities and rights to indemnification granted to the Representative Group (i) are coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of the undersigned and shall be binding on any successor thereto, and (ii) shall survive the consummation of the Merger.

e.	That the General Partner has entered into the Representative Engagement Agreement to provide direction to the Representative in connection with its services under the Merger Agreement and the Representative Engagement Agreement. The undersigned shall indemnify and hold harmless the Representative Group against any Representative Expenses resulting from its role as Representative, except to the extent arising from the Representative’s fraud, willful misconduct or gross negligence. The Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to the Merger Agreement or the transactions contemplated thereby. Furthermore, the Representative shall not be required to take any action unless the Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Representative against the costs, expenses and liabilities which may be incurred by the Representative in performing such actions; provided, that amounts paid to the Representative pursuant to the Representative Engagement Agreement were determined by the Representative to be sufficient remuneration for acting as the Representative of the Sellers for the purposes contemplated by the Merger Agreement.

f.	That the Representative shall not have, by reason of this Letter of Transmittal, the Merger Agreement, the Representative Engagement Agreement or otherwise, a fiduciary relationship in respect of the undersigned. The Representative Group shall not be liable to the undersigned for any action taken or omitted to be taken by it or any agent employed by it under this Letter of Transmittal, the Merger Agreement, the Representative Engagement Agreement or under any other Ancillary Document, except that the Representative shall not be relieved of any liability for its own fraud, willful misconduct or gross negligence. The Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Letter of Transmittal, the Merger Agreement or any other Ancillary Document. The Representative shall not be responsible to the undersigned for the value, validity, effectiveness, enforceability or sufficiency of the Merger Agreement or any other Ancillary Documents nor shall the Representative be under any obligation to the undersigned to ensure the observance or performance by Parent or Merger Sub of their obligations under the Merger Agreement. Neither the Representative Group nor any agent employed by it shall incur any liability to the undersigned by virtue of the failure or refusal of the Representative for any reason to consummate the transactions contemplated by the Merger Agreement or relating to the performance of its other duties in connection with the transactions contemplated by the Merger Agreement, except for actions or omissions constituting fraud, willful misconduct or gross negligence.

•	The undersigned hereby acknowledges and agrees that upon the cancellation of his or her Units at the Effective Time the undersigned will have no further rights against the Company, the Representative, the Surviving Entity, Parent, Merger Sub or their respective Affiliates with respect to such Units, except for the right to receive the applicable Per Unit Payments. The cancellation of the Units hereby made is irrevocable.

•	The undersigned hereby represents and warrants that the undersigned (a) is the record and beneficial owner of the Units represented by the Company Unit Certificate(s), (b) has consulted, or had the opportunity to consult, with its legal counsel or other advisors with respect to, and fully understands the meaning and intent of, this Letter of Transmittal, (c) has full right, power, legal capacity and authority to (i) sell, transfer and deliver the Units free and clear of all liens, restrictions, charges, encumbrances and adverse claims and (ii) execute this Letter of Transmittal which, when executed, will be binding upon the undersigned, and to consent to the cancellation of other Units in accordance with the Merger Agreement.

•	The undersigned will, upon request, execute and deliver any additional documents that are reasonable, customary or necessary to complete the surrender and cancellation of the Units.

•	This Letter of Transmittal shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

•	THE UNDERSIGNED HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS LETTER OF TRANSMITTAL OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE MERGER AGREEMENT OR ANY OF THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE UNDERSIGNED HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS LETTER OF TRANSMITTAL WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE UNDERSIGNED TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

•

THE UNDERSIGNED HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHANCERY COURT OF THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT SITTING IN DELAWARE) IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER OF TRANSMITTAL, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER OF TRANSMITTAL IN ANY OTHER COURT. THE UNDERSIGNED HEREBY WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. THE UNDERSIGNED HEREBY AGREES THAT SERVICE OF SUMMONS AND COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION OR PROCEEDING MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS AT THE ADDRESS OF THE UNDERSIGNED SET FORTH IN THIS LETTER OF TRANSMITTAL. NOTHING IN THIS PARAGRAPH, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL

PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. THE UNDERSIGNED HEREBY AGREES THAT A FINAL, NON-APPEALABLE JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

•	In order to receive your portion of the merger consideration on the Closing Date, you must properly complete and duly execute and deliver this letter and the applicable IRS withholding form and FIRPTA certificate referenced in the instructions to [ ● ] and Latham & Watkins LLP, at least two (2) Business Days prior to the Closing Date. If you do not complete such execution and delivery at least two (2) Business Days prior to the Closing Date, you will receive your portion the merger consideration no later than five (5) Business Days following such execution and delivery.

ACKNOWLEDGMENT AND RELEASE

(Forming a part of the Terms and Conditions of the transaction)

•	In consideration of the Per Unit Payments payable to the undersigned and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, on behalf of itself and its successors, assigns and heirs (collectively, the “Releasing Person”), hereby irrevocably and unconditionally releases and forever discharges, effective from and after the Effective Time, the Company, Parent, Merger Sub, the Surviving Partnership, their respective Affiliates and each of the foregoing Persons’ past, present and future officers, directors, employees, limited partners, general partners, members, equityholders, advisors, successors and assigns (collectively, the “Released Persons”) from any and all actions, suits, claims, proceedings, orders, demands, debts, controversies, judgments, damages, liabilities or obligations of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses and attorneys’, brokers’ and accountants’ fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising at or prior to the effectiveness of the Merger, in each case, to the extent related to the undersigned’s ownership of equity interests in the Company, which the Releasing Person can, shall or may have against the Released Persons, whether known or unknown, absolute or contingent, suspected or unsuspected, unanticipated as well as anticipated and that now exist or may ever have existed against any Released Persons (a “Releasing Person’s Claim”). Notwithstanding the foregoing, such release shall not constitute a release or discharge of any Excluded Matters. “Excluded Matters” means (i) wages, salaries and similar cash compensation in the ordinary course of the Company’s business that remains unpaid as of the date hereof; (ii) claims relating to employment, termination of employment, or compensation or benefits in respect thereof; (iii) reimbursements for business expenses incurred and documented in compliance with the Company’s policies in effect immediately prior to the date hereof, consistent with prior expenditures and in the ordinary course of the Company’s business; (iv) unreimbursed claims under employee health and welfare plans in the ordinary course, consistent with the terms of coverage; (v) any obligation of the Released Persons or any of them provided for in or incurred under the Merger Agreement or in any written agreement (whenever any such obligation or the cause thereof shall have arisen) between the Releasing Person and the Released Persons, to be executed at or in connection with the consummation of the transactions contemplated by the Merger Agreement; (vi) any entitlement of the Releasing Person to COBRA continuation coverage benefits or any other similar benefits required to be provided by law; (vii) continuing or future participation in, or right to amounts which are vested under, any plan, program, policy or practice provided by the Released Persons and for which the Releasing Person may qualify (excluding any severance plan or program); (viii) the right to indemnification and exculpation under the Partnership Agreement, applicable law, any directors’ and officers’ liability insurance policies, the Merger Agreement, the Expense Reimbursement Agreement or any other agreement and coverage under the Company’s errors and omissions and general insurance policies for any claims arising out of or relating to Releasing Person’s or Releasing Person’s representative’s employment with, or position as an officer or director of, the Company or its Affiliates.

•	The undersigned represents that it has not filed, and covenants that it will not file, any complaint against any Released Person with any Governmental Entity, based on events occurring on or prior to the Effective Time in relation to any Releasing Person’s Claim. The undersigned further represents that it has not assigned any Releasing Person’s Claim or authorized any other Person to assert any Releasing Person’s Claim on its behalf.

•	The undersigned expressly acknowledges that the release provided hereunder is intended to include in its effect, without limitation, all claims within the scope of this release that the Releasing Person does not know or suspect to exist in its favor at the time of execution hereof, and that this section contemplates the extinguishment of any such claim or claims.

•	The release provided hereunder shall extend to and be binding upon the undersigned and its legal successors and assigns, and shall inure to the benefit of the Released Persons. The release shall be void and of no effect if and to the extent the Closing does not occur.

•	The undersigned acknowledges that it is aware that Laws exist that render null and void or otherwise affect or may affect releases and discharges of any claims, rights, demands, liabilities, actions and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge. The undersigned hereby expressly waives, surrenders and agrees to forego any and all protections, rights or benefits to which it otherwise would be entitled by virtue of the existence of any such Law or the common law of any state or jurisdiction with the same or similar effect solely to the extent of claims expressly released by the undersigned pursuant to the release above.

•	Without limiting the generality of the foregoing, the Releasing Person hereby agrees that this Acknowledgement and Release extends to all rights of the Releasing Person under Section 1542 of the California Civil Code and any similar law of any state or territory of the United States, all of which are hereby expressly waived by the Releasing Person. The Releasing Person hereby waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code (if any). Section 1542 of the California Civil Code provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

[Signature Page Follows]

IMPORTANT: HOLDERS OF UNITS SIGN HERE:

Signature of holder of Units:

Name of holder of Units:
(Please Type or Print )

Date:

•	(Must be signed by registered holders of Units exactly as name(s) appear(s) on the Company’s register of holders. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or other persons acting in a fiduciary or representative capacity, please provide the following information)

Name:
(Please Type or Print )

Capacity (Full Title):

Address:
(Include Zip Code)

Daytime Area Code and Telephone No.:

ATTACHMENT A

IRS Form W-9

ATTACHMENT B

FIRPTA Certificate

NON-FOREIGN ENTITY CERTIFICATE

For purposes of this Non-Foreign Entity Certificate, “Transferor” is:                     .

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. For United States tax purposes (including section 1445 of the Code), the owner of a disregarded entity (which has legal title to a United States real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform [ ● ] (the “Transferee”) that withholding of tax is not required in respect of the Transferor upon the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of [ ● ], 2016, the undersigned hereby certifies the following on behalf of Transferor:

1. Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and Treasury Regulations);

2. Transferor is not a disregarded entity as defined in Treasury Regulations Section 1.1445-2(b)(2)(iii) (i.e., an entity that is disregarded as an entity separate from its owner for federal income tax purposes, such as certain single member limited liability companies);

3. Transferor’s United States employer identification number is                     ; and

4. Transferor’s office address is                                         .

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Transferor

By:

Name:

Title:

Date:

NON-FOREIGN INDIVIDUAL CERTIFICATE

For purposes of this Non-Foreign Individual Certificate, “Transferor” is:                     .

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. To inform [ ● ] (the “Transferee”) that withholding of tax is not required in respect of the Transferor upon the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of [ ● ], 2016, I, as Transferor, hereby certify the following:

1. I am not a nonresident alien for purposes of United States income taxation;

2. My United States taxpayer identification number (Social Security number) is                     ; and

3. My home address is                                         .

I understand that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement I have made here could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete.

Transferor

By:

Name:

Date: